EXHIBIT 10.18

BT MANAGEMENT COMPANY, L.L.C.

OPERATING AGREEMENT

(i)

(ii)

(iii)

		Page
16.5	Severability	54

16.6	Variation of Terms	54

16.7	Governing Law	54

16.8	Jurisdiction and Service of Process	54

16.9	Enforcement	54

16.10	Counterpart Execution	55

16.11	Dispute Resolution	55

16.12	Partnership Intended Solely for Tax Purposes	55

16.13	Legal and Tax Advice	55

(iv)

BT MANAGEMENT COMPANY, L.L.C.

OPERATING AGREEMENT

This OPERATING AGREEMENT (the “Agreement”) is entered into and shall be effective as of November 3, 2003 with respect to BT Management Company, L.L.C., a Delaware limited liability company (the “Company”), by and among the Persons who are identified as Members on Schedule 2.1 attached hereto and who have executed a counterpart of this Agreement as Members pursuant to the provisions of the Act. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in Section 15.

W I T N E S S E T H:

WHEREAS, Allen Matkins Leck Gamble & Mallory LLP has heretofore filed a Certificate of Formation with the Secretary of State of the State of Delaware to organize the Company under and pursuant to the Act;

WHEREAS, upon the terms and subject to the condition set forth herein, each of BT Management Holding Corporation, a wholly owned subsidiary of Anworth Mortgage Asset Corporation (“Holding”), and such other persons (the “Founding Members”) are concurrently acquiring Interests in the Company, in the percentage amounts set forth on Schedule 2.1.

WHEREAS, the parties hereto wish to enter into this Agreement, which shall constitute its limited liability agreement, as defined under the Act, to provide for the governance of the Company upon the terms and provisions, and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants expressed herein, the parties agree as follows:

SECTION 1

THE COMPANY

1.1 Name. The name of the Company is BT Management Company, L.L.C. and all business of the Company shall be conducted in such name. The Board of Managers may change the name of the Company upon 10 Business Days’ notice to the Members.

1.2 Purpose; Powers.

(a) The purposes of the Company are (i) to operate the Business directly or through one or more Persons, (ii) to make such additional investments and engage in such additional activities as are permitted to be conducted by a limited liability company under the Act and as the Board of Managers may approve or as otherwise permitted pursuant to this Agreement and (iii) to engage in any and all activities related or incidental to the purposes set forth in clauses (i) and (ii).

(b) The Company has the power to do any and all acts necessary, appropriate, proper, advisable, incidental or convenient to or in furtherance of the purposes of the Company set forth in Section 1.2(a) hereof and has, without limitation, any and all powers that may be exercised by a limited liability company under the Act.

1.3 Principal Place of Business. The principal place of business of the Company is at 1299 Ocean Avenue, Santa Monica, California. The Board of Managers may change the principal place of business of the Company to any other place within or without the State of Delaware upon 10 Business Days’ notice to the Members, subject to the consent of Holding, which shall not be unreasonably withheld. The registered office of the Company in the State of Delaware initially is located at CT Corporation System, 1209 Orange Street, Wilmington, DE 19801. The Board of Managers may cause the Company to establish other offices or places of business in such jurisdictions and appoint agents for service of process in such jurisdictions as the Board of Managers may determine.

1.4 Qualification in Other Jurisdictions. The Board of Managers may cause the Company to be qualified or registered under applicable laws of any jurisdiction in which the Company transacts business, and the Officers are authorized to execute, deliver and file any certificates and documents necessary to effect such qualification or registration.

1.5 Filings; Agent for Service of Process.

(a) The Board of Managers may take any and all actions it determines to be reasonably necessary to maintain the status of the Company as a limited liability company under the laws of the State of Delaware, including the preparation and filing of such amendments to the Certificate and such other certificates, documents, instruments and publications as may be required by law, including, without limitation, action to reflect:

(i) a change in the Company name;

(ii) a correction of false or erroneous statements in the Certificate or to make a change in any statement therein in order that it shall accurately represent the agreement among the Members; or

(iii) a change in the time for dissolution of the Company as stated in the Certificate and in this Agreement.

(b) The Board of Managers may cause to be executed and filed, original or amended certificates and take any and all other actions as it determines to be reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(c) The registered agent for service of process on the Company in the State of Delaware shall be CT Corporation System or any successor thereto appointed by the Board of Managers in accordance with the Act.

(d) Upon the dissolution and completion of the winding up and liquidation of the Company in accordance with this Agreement, the Board of Managers shall promptly cause to be executed and filed a certificate of cancellation in accordance with the Act and the laws of any other jurisdictions in which the Board of Managers deems such filing necessary or advisable.

1.6 Term. The term of the Company commenced on the date the Certificate was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Company and its business is completed following a Dissolution Event, as provided in this Agreement and in accordance with the Act.

1.7 Title to Property. All property owned by the Company shall be owned by the Company as an entity, and no Member shall have any ownership interest in such Company property in its individual name, and each Member’s interest in the Company shall be personal property for all purposes. At all times after the Effective Date, the Company shall hold title to all of its property in the name of the Company and not in the name of any Member.

SECTION 2

MEMBERS’ CAPITAL CONTRIBUTIONS

2.1 Initial Capital Contributions; Percentage Interests. Concurrently with the execution of this Agreement, each of the Members shall contribute or cause to be contributed to the initial capital of the Company the assets and amounts set forth as Initial Capital Contributions (the “Initial Capital Contributions”) on Schedule 2.1 in exchange for their Interests. A Capital Account shall be established and maintained for each Member. Upon the payment of their Initial Capital Contributions, the Interests of Holding and Joseph Lloyd McAdams shall be fully vested. Upon the payment of their respective Capital Contributions, the respective Interests of the Belvedere Members shall vest in accordance with the vesting schedule set forth on Schedule 2.1.

2.2 Additional Capital Contributions.

(a) No Member shall be required to contribute additional capital to the Company except to the extent the Board of Managers determines that the Company requires additional capital beyond the Capital Contributions set forth in Section 2.1 hereof, in which case, the Members shall contribute such additional capital to the Company on a pro rata basis. If any Member elects not to contribute such additional capital, such Member’s Percentage Interest shall be subject to dilution.

(b) If the Board of Managers determines that the Company requires additional capital beyond the Capital Contributions set forth in Section 2.1 hereof and in Section 2.2(a) hereof, subject to Section 2.3 of this Agreement, the Board of Managers shall have the power to and is authorized, subject to any limitations prescribed by law, to provide for the issuance of such additional Interests from time to time, and to establish from time to time the powers, preferences and rights with respect to such Interests and any qualifications, limitations or restrictions thereof as the Board of Managers may determine to be appropriate under the circumstances, and the Board of Managers shall have the power and authority to cause this Agreement to be amended to reflect the terms and conditions of such Interests and the issuance thereof; provided, however, that the dilution in the Members’ share of the profits, losses and distributions shall be shared, as nearly as practicable, among all of the Members on a pro rata basis.

2.3 Pre-Emptive Right.

(a) Except as contemplated by Section 2.3(g), the Company shall not issue, sell, or exchange, agree or obligate itself to issue, sell or exchange, or reserve or set aside for issuance, sale or exchange, any Interests or any securities convertible into or exercisable or exchangeable for Interests unless in each case the Company shall have first offered to sell to each Member that portion of such Interests or such other securities (the “Offered Securities”) as the Interests then held by such Member bears to the total Interests then held by all Members (the “Pro Rata Share”), at a price and on such other terms as shall have been specified by the Company in writing delivered to the Members, which offer (the “Pre-Emptive Offer”) shall specify the Offered Securities, the terms, including price at which they are to be sold and the Person or Persons to whom they are to be sold, and by its terms shall remain open and irrevocable for a period of 10 days from receipt of the Pre-Emptive Offer; provided that in the event that any Member does not elect to purchase its entire pro rata portion all other Members shall have the right to purchase such unelected portion as among themselves on a pro rata basis for an additional period of five days from receipt of the Pre-Emptive Offer.

(b) Notice of Acceptance. Notice of each Member’s intention to accept, in whole or in part, any offer made pursuant to Section 2.3(a) shall be evidenced by a writing signed by such Member and delivered to the Company prior to the end of the 10-day period or 15-day period with respect to over-allotments of such Pre-Emptive Offer, setting forth the amount of the Offered Securities such Member elects to purchase.

(c) Permitted Sales of Refused Securities. In the event that notices of acceptance are not given by the Members in respect of all the Offered Securities, the Company shall have 90 days from the expiration of the relevant period set forth in Section 2.3(a) to sell the Offered Securities as to which a notice of acceptance has not been given by the Members (the “Refused Securities”) to the Person or Persons specified in the Pre-Emptive Offer, but only upon terms and conditions that are no more favorable in the aggregate to such other Person or Persons or less favorable to the Company than those set forth in the Pre-Emptive Offer.

(d) Reduction in Amount of Offered Securities. In the event the Company shall sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 2.3(c) above), then each Member may reduce the number of, or other units of the Offered Securities specified in its respective notice of acceptance to an amount which shall be not less than the amount of the Offered Securities which the Member elected to purchase pursuant to Section 2.3(b) multiplied by a fraction, (i) the numerator of which shall be the amount of Offered Securities which the Company actually proposes to sell, and (ii) the denominator of which shall be the amount of all Offered Securities. In the event that any Member so elects to reduce the number or amount of Offered Securities specified in its respective notice of acceptance, the Company may not sell or otherwise dispose of more than the reduced amount of Offered Securities until such Offered Securities have again been offered to the Members in accordance with Section 2.3(a).

(e) Closing. Upon the closing of the sale to such other Person or Persons of all or less than all of the Refused Securities, the Members shall purchase from the Company, and the Company shall sell to the Members, the number of Offered Securities specified in the notices of acceptance, as reduced pursuant to Section 2.3(d) if the Members shall have so elected, upon the terms and conditions specified in the Pre-Emptive Offer.

(f) Further Sale. In each case, any Offered Securities not purchased by the Members or other Person or Persons in accordance with this Section 2.3 may not be sold or otherwise disposed of until they are again offered to the Members under the procedures specified in this Section 2.3.

(g) Exceptions. The rights of the Members under this Section 2.3 shall not apply to issuances of Interests or other securities (i) pursuant to any manager, advisor, employee or consultant option or purchase plan, or similar benefit program or agreement approved by the Board of Managers, (ii) as consideration for the acquisition by the Company or any Subsidiary of the Company of another business entity or other assets (other than cash or cash equivalents) or the merger of any business entity with or into the Company or any Subsidiary of the Company approved by the Board of Managers, or (iii) in connection with an initial public offering approved by the Board of Managers.

SECTION 3

ALLOCATION

3.1 Profits and Losses.

(a) After giving effect to the special allocations set forth in Sections 3.2 and 3.4, but subject to Sections 3.1(b) and 3.3, Profits and Losses for any Allocation Year shall be allocated to the Members in accordance with their Percentage Interests.

(b) If any portion of a Member’s Percentage Interest is an Unvested Interest and such Member has not timely and validly filed an election with the Internal Revenue Service under Section 83(b) of the Code with respect to such Unvested Interest (an “83(b) Election”) and provided a copy, and proof of timely filing, of such 83(b) Election to the Chief Executive Officer of the Company, then such Member shall not be treated as a “partner” for income tax purposes with respect to such Unvested Interest and Profits and Losses shall not be allocated to such Member pursuant to this Section 3 with respect to such Unvested Interest. To the extent that a Member is not treated as a partner for income tax purposes pursuant to the foregoing, all amounts distributed by the Company to such Member with respect to any such Unvested Interest shall be treated as taxable compensation income to such Member and an expense of the Company.

3.2 Special Allocations.

Subject to Section 3.1 (b), the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

(b) Member Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i) (4) of the Regulations, notwithstanding any other provision of this Section 3, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Regulations, shall be specially allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704 -l(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6) of the Regulations, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible, provided that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.2(c) were not in the Agreement.

(d) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Allocation Year, each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.2(c) and this Section 3.2(d) were not in the Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Members in proportion to their respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) (1).

3.3 Loss Limitation.

Losses allocated pursuant to Section 3.1 hereof shall, to the extent possible, not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.1 hereof, the limitation set forth in this Section 3.3 shall be applied on a Member by Member basis and Losses not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. Any remaining Losses shall be allocated first to the Members in proportion to the extent to which such Members bear the economic risk with respect to such Losses and then to the Members in proportion to their Percentage Interests.

3.4 Curative Allocations.

The allocations set forth in Sections 3.2 and 3.3 (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 3.4. Therefore, notwithstanding any other provision of this Section 3 (other than the Regulatory Allocations), to the extent permitted under the Regulations, the Board of Managers shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 3.1.

3.5 Other Allocation Rules.

(a) Subject to Section 10.14 hereof, for purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under Code Section 706 and the Regulations thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Company income and loss for income tax purposes.

(c) Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a) (3), the Members’ interests in Company profits shall be equal to their respective Percentage Interests.

3.6 Tax Allocations: Code Section 704(c).

For tax purposes, all items of income, gain, loss, deduction, expense and credit, other than tax items corresponding to items allocated pursuant to Sections 3.2, 3.3 and 3.4, shall be allocated in the same manner as are Profits and Losses; provided, however, that in accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deductions with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using any method or methods permitted by the applicable Regulations that the Board of Managers determines to apply.

In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deductions with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder using any method or methods permitted by the applicable Regulations that the Board of Managers determines to apply.

Any elections or other decisions relating to such allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intention of this Agreement.

SECTION 4

DISTRIBUTIONS

4.1 Available Cash. Except as provided in Section 11, or as determined by the Board of Managers in accordance with the provisions of Section 5.4 hereof, the Company will, to the extent the Company has sufficient Available Cash, make quarterly distributions to each Member within 15 days following the end of each quarter, in an amount equal to the product of (i) the Assumed Tax Rate multiplied by (ii) the amount of Profits allocable (as determined by the Board of Managers in its reasonable discretion in accordance with the provisions of Section 5.4 hereof) to such Member for that quarter. Except as provided in Section 11, such distributions, if any, will be pro rata among the Members in accordance with their Percentage Interests and will be made without regard to whether or not such Member’s Interests are Vested Interests. All other distributions shall be as determined by the Board of Managers in accordance with the provisions of Section 5.4 hereof. It is the intent of the Company generally to distribute Available Cash after payment of operating and other expenses.

4.2 Amounts Withheld. The Company is authorized to withhold from payments and distributions, or with respect to allocations to the Members, and to pay over to any federal, state and local government or any foreign government, any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state or local law or any foreign law. All such amounts withheld shall be treated as amounts paid or distributed, as the case may be, to the Members pursuant to Section 4.1 for all purposes under this Agreement. If the Company itself pays any amount in respect of such withholding on account of a Member, such Member shall on demand reimburse the Company for such amount, plus interest thereon at the applicable Federal short-term rate in effect under Section 1274(d) of the Code, compounding semiannually.

4.3 Limitations on Distributions.

(a) The Company shall make no distributions to the Members except (i) as provided in this Section 4 and in Section 11 hereof, or (ii) as approved by the Board of Managers in accordance with Section 5.4 hereof.

(b) A Member may not receive a distribution from the Company to the extent that, after giving effect to the distribution, all liabilities of the Company would exceed the fair value of the Company’s assets.

SECTION 5

MANAGEMENT

5.1 Management; Board of Managers.

(a) The management of the Company shall be vested in the Board of Managers (the “Board of Managers”) designated by the Members as provided in this Section 5.1 hereof, subject to the limitations of Section 5.4 hereof.

(b) The number of Managers on the Board of Managers shall be five unless otherwise agreed by the Members by Majority Vote. Holding shall be entitled to designate three Managers (the “Holding Designees”), the Belvedere Members, but not any transferees or assignees of the Belvedere Members other than Permitted Transferees, as long as they hold in the aggregate no less than 25% of the outstanding Membership Interests, by Majority Vote, shall be entitled to designate two Managers (the “Management Designees”); provided, that for so long as Claus Lund and Russell Thompson serve as officers of the Company, they shall each be one of the two Management Designees. The Holding Designees initially shall be Joseph Lloyd McAdams, Joseph E. McAdams and Thad M. Brown. The Managers of the Company as of the Effective Date shall be as set forth on Schedule 5.1 hereto, and said Schedule shall be amended from time to time by the Managers to reflect the resignation or removal of any Manager or the appointment of new or additional Managers pursuant to this Agreement.

(c) Each Member, by signing this Agreement, hereby designates the Persons identified on Schedule 5.1 as Managers of the Company until their successors are designated. A Manager shall remain in office until removed by Majority Vote of the Member(s) designating such Manager or until his earlier death, Disability or resignation. Holding and the Founding Members shall each designate Managers it is entitled to designate (other than the Managers listed on Schedule 5.1) by delivering to the Company and the other Members written notice designating each Manager and setting forth such Manager’s business address and telephone number.

(d) A Manager may be removed at any time, with or without cause, by Majority Vote of the Members that designated such Manager, upon written notice delivered to the Company and the other Members demanding such removal.

(e) In the event any Manager resigns, dies or is unwilling or unable to serve as such or is removed from office by the Members that designated such Manager, the Members that designated such Manager shall promptly designate a successor to such Manager.

(f) Except as otherwise provided in this Section 5.1(f), each Manager shall have one vote. In the event that the vote of the Board of Managers on a matter results in a tie vote, the Chairman’s vote on the matter shall be determinative. Except as otherwise provided in this Agreement, the Board of Managers shall act by the affirmative vote of a majority of the entire Board of Managers.

(g) Each Manager shall perform his duties as a Manager in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances.

(h) The Board of Managers shall have the power in accordance with the provisions of Section 5.4 hereof to delegate authority to such committees of Managers, Officers, employees, agents and representatives of the Company as it may from time to time deem appropriate. Any delegation of authority to take any action must be approved by the same vote of the Board of Managers as would be required for the Board of Managers to approve such action directly.

(i) No Manager or Officer shall be liable under a judgment, decree or order of court, or in any other manner, for any debt, obligation or liability of the Company.

5.2 Meetings of the Board of Managers.

(a) The Board of Managers shall hold regular meetings no less frequently than once every quarter during the Fiscal Year and shall establish meeting times, dates and places and requisite notice requirements (not shorter than those provided in Section 5.2(b)) and adopt rules or procedures consistent with the terms of this Agreement. Each regular meeting of the Board of Managers will be held at the Company’s principal place of business, or at such location as may be determined by the Chairman. At such meetings the Board of Managers shall transact such business as may properly be brought before the meeting, whether or not notice of such meeting referenced the action taken at such meeting.

(b) Special meetings of the Board of Managers may be called by the Chairman or by a majority of the Managers. The call shall state the location of the meeting and the nature of the business to be transacted. Notice of each such meeting shall be given to each Manager by telephone, telecopy, telegram or similar method or sent by reputable overnight delivery service at least 24 hours before the meeting, unless a longer notice period is established by the Board of Managers. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers. Any Manager may waive notice of, or the taking of any action at, any meeting in writing before, at, or after such meeting. The attendance of a Manager at a meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(c) Any one or more members of the Board of Managers or any committee thereof may participate in a meeting of the Board of Managers or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

(d) At any meeting of the Board of Managers, that number of Managers required for action by the Board of Managers shall constitute a quorum. A Manager expecting to be absent from a meeting shall be entitled to designate a proxy to act in his or her stead.

(e) Notwithstanding anything to the contrary in this Section 5.2, any action required or permitted to be taken by the Board of Managers or any committee thereof may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by the number of members of the Board of Managers or such committee, as the case may be, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all members of the Board of Managers or such committee entitled to vote thereon were present and voted, and the writing or writings are filed with the minutes of the proceedings of the Board of Managers or such committee, as the case may be.

5.3 Board of Managers Powers. Subject to the provisions of this Agreement, the Business and affairs of the Company shall be managed by or under the direction of the Board of Managers, which may exercise all of the powers of the Company that are not otherwise required by this Agreement or the Act to be exercised by the Members. In addition to the powers and authority expressly conferred upon them by statute or by this Agreement, the Board of Managers is empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company. In addition to, and without limiting the foregoing, the Company shall take all actions necessary to cause the board of directors or board of managers of each of its Subsidiaries (or the general partner of each such Subsidiary) to be comprised of the same Persons who serve as Managers of the Company and that, in such capacity, each such Person shall have the same powers and authority with respect to such Subsidiary as a Manager is entitled to exercise with respect to the Company under this Agreement. Subject to Section 5.1(h) hereof, the Board of Managers shall be entitled to delegate all or any part of its powers as it shall deem appropriate or convenient to such officers of the Company or other persons as it shall select in its discretion, subject to the reservation of authority to approve the major decisions set forth in Section 5.4 and such other matters as shall require its approval under the terms of this Agreement. Initially, the management of the day-to-day operations of the Company shall be delegated, subject to Section 5.1(h) and the terms of the Management Agreement, to the Officers.

5.4 Major Decisions.

(a) The Company shall not take any of the following actions without the prior written authorization of Holding:

(i) initiating a Capital Event;

(ii) making capital calls;

(iii) admitting new Members (other than in connection with Transfers made in accordance with all applicable terms and provisions of this Agreement);

(iv) amending the Board of Managers designation rights set forth in Section 5.1 of this Agreement or increasing or decreasing the size of the Board of Managers;

(v) making distributions;

(vi) redeeming, purchasing or otherwise acquiring, any Interests or other equity securities (including, without limitation, warrants, options and other rights to acquire any of its Interests or other equity securities directly or indirectly);

(vii) selecting new sites for the Business and entering into, amending or extending any leases of real estate;

(viii) relocating the principal office of the Company outside Santa Monica, California;

(ix) adopting the Annual Budget;

(x) hiring or termination of key management and allocating annual bonuses for key employees;

(xi) entering into, amending, modifying or granting any waiver under any employment or non-competition agreement to which the Company or any of its affiliates is a party or is bound;

(xii) transactions with any Member or any Affiliate of any Member;

(xiii) changing the nature or scope of the Business;

(xiv) purchasing, acquiring or obtaining any capital stock or other proprietary interest, directly or indirectly, in any other entity or all or substantially all of the business or assets of another person;

(xv) entering into or committing to enter any joint ventures or any partnerships or establishing any non-wholly-owned subsidiaries;

(xvi) purchasing, leasing or otherwise acquiring any asset or group of assets, in an aggregate amount (as to the Company and all of its Subsidiaries), for consideration in excess of $50,000 per year;

(xvii) selling, leasing, transferring or otherwise disposing of any asset or group of assets, in an aggregate amount (as to the Company and all of its Subsidiaries), for consideration in excess of $50,000 per year;

(xviii) creating, incurring, assuming or suffering to exist any indebtedness of the Company or any of its subsidiaries for borrowed money (which shall include for purposes hereof capitalized lease obligations and guarantees or other contingent obligations for indebtedness for borrowed money) in an aggregate amount (as to the Company and all of its subsidiaries) in excess of $25,000, but excluding trade payables;

(xix) initiating or settling litigation involving the Company;

(xx) commencing a voluntary case or similar proceeding under the U.S. Bankruptcy Code or under any other applicable federal or state bankruptcy, insolvency or similar law now or hereafter in effect (collectively “Insolvency Laws”); consenting to or taking any other action that would reasonably be expected to result in the entry of an order for relief under any Insolvency Laws; consenting to the conversion of an involuntary case or similar proceeding to a voluntary case or similar proceeding under any Insolvency Laws; or consenting to the appointment or taking of possession by a receiver, trustee or other custodian of all or a substantial part of the Company’s property or otherwise making any assignment for the benefit of the Company’s creditors;

(xxi) engaging in any reorganization, merger or consolidation of the Company, selling all or substantially all of the assets of the Company, or transferring substantially all of the Interests of the Company;

(xxii) amending or terminating any of the Transaction Documents;

(xxiii) entering into any agreement pursuant to which the Company would provide services;

(xxiv) forming a committee of the Board of Managers;

(xxv) appointing or removing professionals to provide services to the Company or any Affiliate, including, without limitation, the Company’s independent auditors and legal counsel; or

(xxvi) taking any action under Section 10.8.

(b) The Company shall not take any of the following actions without the prior written authorization of at least one Management Designee (as long as the Belvedere Members own no less than 25% of the outstanding Membership Interests):

(i) initiating a Capital Event;

(ii) making capital calls or accepting additional capital contributions (other than additional capital contributions made by persons selected by the Company to replace one or more of the Belvedere Members as officers of the Company);

(iii) issuing additional Interests pursuant to Section 2.2(b) (other than additional Interests issued to persons selected by the Company to replace one or more of the Belvedere Members as officers of the Company); or

(iv) changing in any material respect the nature and scope of the Business; or

(v) amending or terminating this Agreement; or

(vi) amending the Management Agreement to reduce the rate of compensation payable thereunder or the manner in which such compensation is determined or in a manner that materially and adversely affects the interests of the Manager.

(c) Whenever in this Agreement the authorization, approval or consent of Holding is referred to, such reference shall mean the written authorization, approval or consent, as the case may be, of all of the Holding Designees.

(d) Except as otherwise provided in this Agreement, the Board of Managers may, from time to time, subject to Section 5.1(h) hereof, delegate approval authority over specific categories of matters to officers of the Company or to a committee of the Board of Managers.

5.5 Duties and Obligations of the Board of Managers. Subject to the provisions of Section 5.4 hereof,

(a) The Board of Managers shall cause the Company to conduct its business and operations separate and apart from that of any Member or Manager or any of their respective Affiliates, including, without limitation, (i) segregating Company assets and not allowing funds or other assets of the Company to be commingled with the funds or other assets of, held by, or registered in the name of, any Member or Manager or any of their respective Affiliates, (ii) maintaining books and financial records of the Company separate from the books and financial records of any Member or Manager and their respective Affiliates, and observing all Company procedures and formalities, including, without limitation, maintaining minutes of Company meetings and acting on behalf of the Company only pursuant to due authorization of the Members, (iii) causing the Company to pay its liabilities from assets of the Company, and (iv) causing the Company to conduct its dealings with third parties in its own name and as a separate and independent entity.

(b) The Board of Managers shall take all actions which may be necessary or appropriate (i) for the continuation of the Company’s valid existence as a limited liability company under the laws of the State of Delaware and of each other jurisdiction in which such existence is necessary to protect the limited liability of the Members or to enable the Company to conduct the business in which it is engaged and (ii) for the accomplishment of the Company’s purposes in accordance with the provisions of this Agreement and applicable laws and regulations.

(c) Each Manager shall be required to devote only such time to the affairs of the Company as may be necessary to attend meetings of the Board of Managers and to provide overall strategic direction in the management and operation of the Company, and shall be free to serve any other Person or enterprise in any capacity that such Manager may deem appropriate in his, her or its discretion. Subject to the confidentiality provisions of Section 6.6, neither this Agreement nor any activity undertaken pursuant hereto shall prevent any Member or Manager or their respective Affiliates from engaging in whatever activities they choose.

(d) Subject to the provisions of this Agreement, the Board of Managers is hereby authorized to cause the Company to conduct commercial business transactions with any Member or Manager, acting on its own behalf, or any Affiliate of any Member or Manager; provided that any such transaction shall be made on terms and conditions that are no less favorable to the Company than if the transaction had been made on an arm’s-length basis with an independent third party; provided, further, that the foregoing shall not in any manner limit the Company’s ability to enter into the Management Agreement concurrently upon the execution of this Agreement.

5.6 Compensation and Reimbursement.

The Company shall reimburse the Managers for all expenses reasonably incurred and paid by any of them as authorized by the Company, in the conduct of the Company’s business. Managers, in their capacity as such, may also receive fixed fees and other compensation for their services as Managers, as may be determined by unanimous resolution of the Board of Managers. Such compensation, if any, and reimbursement shall be treated as expenses of the Company and shall not be deemed to constitute distributions to any Member of profit, loss or capital of the Company.

5.7 Management; Officers.

(a) General. Subject to Section 5.1(h) hereof, the Board of Managers shall have the right to delegate authority to act on behalf of the Company to Officers of the Company. The Company may have as its Officers a Chairman, a President, a Chief Executive Officer, a Chief Financial Officer, one or more Executive Vice Presidents, one or more Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers and such other Officers as the Board of Managers may determine. Holding shall appoint the Chairman. The initial Chairman and Chief Executive Officer of the Company shall be Joseph Lloyd McAdams and the initial President of the Company shall be Claus Lund. The initial Chief Financial Officer and Secretary of the Company shall be Thad M. Brown and the initial Treasurer and Executive Vice President shall be Russell Thompson. The initial Assistant Secretary shall be Joseph E. McAdams. Except as otherwise provided in this Section 5.7(a), the Officers of the Company shall be elected and may be removed from time to time by the Board of Managers.

(b) Duties of Officers. Except as may be otherwise provided by the Board of Managers in a writing filed with the records of the Company, a person holding the title of an Officer set forth below shall have the power and the duties set forth below:

(i) Chairman. The Chairman shall perform such duties and possess such powers as are assigned to him by the Board of Managers.

(ii) Chief Executive Officer. The Chief Executive Officer shall, subject to the direction of the Board of Managers, have general charge and supervision of the business of the Company including, without limitation, supervising the management of the locations where the Company is doing business, overseeing the design and implementation of new business concepts and locations. In addition, the Chief Executive Officer shall perform such other duties and shall have such other powers as the Board of Managers may from time to time prescribe.

(iii) President. The President shall, subject to the direction of the Board of Managers, have general charge and supervision of the administration of the Company including, without limitation, preparation of the Annual Budget, and an annual business plan for approval by the Board of Managers. In addition, the President shall perform such other duties and shall have such other powers as the Board of Managers shall from time to time prescribe.

(iv) Chief Financial Officer. The Chief Financial Officer shall, subject to the direction of the Board of Managers, have general charge and supervision of the financial functions of the Company, including, without limitation, oversight of the implementation and maintenance of the Company’s internal financial systems and controls and preparation of the Company’s financial statements. In addition, the Chief Financial Officer shall perform such other duties and shall have such other powers as the Board of Managers shall from time to time prescribe.

(c) Tenure. Each Officer shall hold office until his successor is appointed and qualified, unless a different term is specified by the Board of Managers in appointing him or her, or until his or her earlier death, Disability, resignation or removal.

(d) Resignation and Removal. Any Officer may resign by delivering written resignation to the Board of Managers at the Company’s principal office. Such resignation shall be effective upon receipt, in accordance with the notice provisions in Section 16.1 of this Agreement, unless it is specified to be effective at some other time or upon the happening of some other event. Except as otherwise provided in a separate written agreement between the Company and any Officer, any Officer may be removed at any time, with or without cause, by the Board of Managers, and all Officers shall serve in the sole discretion of the Board of Managers.

(e) Vacancies. The Board of Managers may fill any vacancy occurring in any office (other than the office of Chairman, which vacancy shall be filled by a designee of Holding) for any reason and may, in its discretion, leave any office unfilled for such period as it may determine. Each such successor shall hold office for the unexpired term, if any was specified for his or her predecessor, and until his or her successor is appointed and qualified, or until his or her earlier death, Disability, resignation or removal.

SECTION 6

MEMBERS

6.1 Authority; Liability to Third Parties. No Member has any authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company. No member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment decree or order of court.

6.2 Voting Rights.

No Member has any voting right except with respect to those matters specifically set forth in this Agreement and as required in the Act.

6.3 Withdrawal/Resignation.

Except as otherwise provided in Sections 4 and 11 hereof, no Member shall demand or receive a return on or of its Capital Contributions without the consent of the Board of Managers; provided, that any Member who sells all of his Interests to the Company pursuant to Sections 10.6 shall be entitled to receive the positive balance, if any, in his Capital Account within 30 days after completion of the Company’s audit for the Fiscal Year in which such Member ceased to own any Interest.

6.4 Member Compensation and Reimbursement.

No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member, except as otherwise provided in this Agreement or approved by the Board of Managers.

6.5 Partition.

Each Member waives any rights to have any Company property partitioned, or to file a complaint or to institute any suit, action or proceeding at law or in equity to have any Company property partitioned, and each Member, on behalf of itself, its successors and its assigns, hereby waives any such right.

6.6 Confidentiality.

Except as contemplated hereby or required by a court of competent authority, each Belvedere Member shall keep confidential and shall not disclose to others and shall use its reasonable efforts to prevent its Affiliates and any of its, or its Affiliates’, present or former employees, agents, and representatives from disclosing to others without the prior written consent of Holding any information that pertains to this Agreement, any negotiations pertaining hereto, any of the transactions contemplated hereby, or the Business of the Company. Without in any manner limiting the foregoing, each Belvedere Member is concurrently entering into a Nonsolicitation Agreement.

6.7 Transactions Between a Member and the Company.

Except as otherwise provided by applicable law or this Agreement, any Member or its Affiliate may, but shall not be obligated to, lend money to the Company, act as surety for the Company and transact or propose to transact other business with the Company and has the same rights and obligations when transacting business with the Company as a Person who is not a Member. A Member, any Affiliate thereof or an employee, member, stockholder, partner, agent, director or officer of a Member or any Affiliate thereof, may also be an employee or be retained as an agent of the Company. The existence of these relationships and acting in such capacities will not result in the Member being deemed to be participating in the control of the business of the Company or otherwise affect the limited liability of the Member.

6.8 Other Instruments. Each Member hereby agrees to execute and deliver to the Company within five days after receipt of a written request therefor, such other and further documents and instruments, statements of interest and holdings, designations, powers of attorney and other instruments and to take such other action as the Board of Managers deems necessary and appropriate and reasonably requests to comply with any laws, rules or regulations as may be necessary to enable the Company to fulfill its responsibilities under this Agreement; provided, however, that a Member shall not be required to execute and deliver any document or instrument or to take any action that could reasonably be expected to lead to liability or obligation on the part of any Member.

6.9 Non-Competition; Non-Solicitation.

(a) In consideration of the benefits to the Belvedere Members hereunder and in order to induce Holding to enter into this Agreement, each of the Belvedere Members hereby covenants and agrees that for a period commencing on the date hereof and ending one year following the date on which such Belvedere Member ceases to own any Interest in the Company, he shall not, and he will cause his Affiliates to not, directly or indirectly, anywhere as a proprietor, partner, stockholder (other than the holder of 1% or less of the stock of a corporation the securities of which are traded on a securities exchange or in the over-the-counter market), director, officer, employee, joint venturer, investor, lender or in any other capacity own, engage in, conduct, manage, operate or control, or participate in, be associated or connected in any manner whatsoever with the ownership, management, operation or control of, any business which competes with any operation conducted by the Company, within the following geographic areas: North America and Europe. Notwithstanding the foregoing, if on the date that is one year following the termination of such Belvedere Member’s termination of employment with the Company, such Member continues to hold any Interest in the Company, the Company shall take such actions as are reasonably necessary to waive the provisions of this Section 6.9.

(b) For a period commencing on the date hereof and ending two years following the date on which any Belvedere Member ceases to own any Interest in the Company, such Belvedere Member shall not, and shall cause his Affiliates to not, without the prior written approval of Holding, directly or indirectly solicit, encourage, entice or induce any of the employees of the Company to terminate his or her relationship with the Company.

(c) Each Belvedere Member acknowledges and agrees that if he or any of his Affiliates breaches any provision of this Section 6.9, such breach would subject the Company and Holding to irreparable harm and that any such breach shall entitle the Company and Holding, in addition to any actual damages caused by such breach and other remedies available to the Company and/or Holding, to immediate and permanent injunctive relief against such Member to prevent or mitigate any harm that might be caused to the Company or Holding, as applicable, by such breach of this Section 6.9. In addition, any license granted pursuant to the terms of Section 10.7 shall immediately terminate upon any such breach of this Section 6.9.

(d) It is the desire of the Members and the Company that this Section 6.9 be binding and enforceable to the maximum extent permitted by law. The Members and the Company agree that if, in any action or arbitration relating to this Section 6.9, any provision, term, right, restriction, covenant or promise in this Section 6.9 is found to be invalid, illegal, or unenforceable for any reason, then such provision, right, restriction, covenant or promise shall be deemed modified (and the Members and the Company agree to seek to have the court or arbitrator make such modification) to the minimum extent necessary to make it valid and enforceable.

6.10 Waiver of Noncompetition Provisions.

(a) The parties acknowledge that the performance by Joseph Lloyd McAdams, Joseph E. McAdams and Thad Brown of their duties as officers and/or directors, as applicable, of Anworth Mortgage Asset Corporation shall not be deemed to violate any of the provisions of this Agreement.

(b) Subject to his fiduciary duties as an officer, Member and Manager of the Company, the parties acknowledge and agree that Mr. Lund’s service as a director of E-Loan, Inc., a publicly traded mortgage lender, shall not be deemed to be a violation of any noncompetition or similar provisions contained herein.

SECTION 7

LIMITATION OF LIABILITY AND INDEMNIFICATION

7.1 Limitation of Liability. No Member or Manager (or any Affiliates, agents, officers, partners, employees, representatives, directors or stockholders of any Member or Manager (collectively, “Related Parties”)) shall be personally liable to the Company for expenses, liabilities and losses (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) arising out of or in connection with the conduct of the Business by the Company or of an Affiliate of the Company from the date of this Agreement except to the extent that (i) exemption from liability or limitation thereof is not permitted under the Act as in effect at the time such liability or limitation thereof is determined or (ii) such liability arose or resulted from the gross negligence, bad faith, willful misconduct or fraudulent acts of such Person.

7.2 Indemnification.

(a) Each Person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Person is or was a Member or Manager (or a Related Party of either) or is or was serving at the request of the Company as a manager, director, Officer, employee or agent of, or in any other capacity with respect to, another limited liability company, corporation, partnership, joint venture, trust or other enterprise (including service with respect to an employee benefit plan) (an “Indemnitee”) shall be indemnified and held harmless by the Company to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than such law permitted the Company to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection with the conduct of the Business by the Company or an Affiliate of the Company from the date of this Agreement, other than in either case expenses, liabilities and losses arising as a result of such Indemnitee’s gross negligence, willful misconduct or fraudulent acts; provided, however, that, except with respect to proceedings to enforce rights to indemnification or as otherwise required by law, the Company shall not be required to indemnify or advance expenses to any such Indemnitee in connection with a proceeding initiated by such Indemnitee unless such proceeding was authorized by the Board of Managers.

(b) The right to indemnification conferred in Section 7.2(a) shall include the right to be paid by the Company the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Act so requires, an advancement of expenses incurred by an Indemnitee in his capacity as a Member or Manager (and not in any other capacity in which service was or is rendered by such Indemnitee, including without limitation, service to an employee benefit plan) shall be made only upon the delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to indemnification for such expenses under this Section 7.2(b) or otherwise. The rights to indemnification and to advancement of expenses conferred in Section 7.2(a) and this Section 7.2(b) shall continue as to an Indemnitee who has ceased to be a Member or Manager (including any Related Parties) and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any repeal or modification of any of the provisions of this Section 7.2 shall not adversely affect any right of protection of an Indemnitee existing at the time of such repeal or modification.

(c) The rights to indemnification and to the advancement of expenses conferred in this Section 7.2 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute or agreement or any vote of the Board of Managers or Members.

(d) With respect to the initiation, conduct or settlement of litigation or other legal proceedings involving claims for monetary damages or equitable or other relief, or both, from the Company and any Member (or its Affiliates), such Member shall be entitled to both (i)

approve in advance the legal counsel selected to represent the Company and such Member jointly or to retain at the Company’s expense (subject to the provisions of this Section 7) separate legal counsel and (ii) approve any admissions or acknowledgments of culpability, responsibility or negligence of or otherwise relating to such Member.

(e) The Company may, to the extent authorized by the Board of Managers, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Company not already covered hereby to the fullest extent of the provisions of this Section 7.2 with respect to the indemnification and advancement of expenses of Members or Managers of the Company.

(f) Except as otherwise provided in this Agreement, each Manager and any Affiliate, officer, director, shareholder, partner, member, employee, representative and/or agent of any Manager (each, a “Covered Person”) shall have the standard of care, degree of loyalty and duties (fiduciary or otherwise) similar to those of stockholders, directors and officers, respectively, of business corporations organized under the Delaware General Corporation Law.

(g) A Covered Person shall be fully protected in relying in good faith upon the records of the Company, any information received by the Managers or the Company, and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including, without limitation, information, opinions, reports or statements as to the value and amount of the assets, liabilities, Profits, Losses or Cash Flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(h) The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was an Indemnitee against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as an Indemnitee, whether or not the Company would have the power and ability to indemnify such Person against such liability under the provisions of Section 7.2 or under applicable law.

SECTION 8

REPRESENTATIONS AND WARRANTIES

8.1 In General. As of the date hereof, each of the Members hereby makes each of the representations and warranties applicable to such Member as set forth in Section 8.2 hereof. All of such warranties and representations shall survive the execution of this Agreement.

8.2 Representations and Warranties.

Each Member hereby severally (and not jointly) represents and warrants as to itself that:

(a) Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation duly organized or a partnership or limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation or a competent adult and has the corporate, partnership, company or individual power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Such Member has the corporate, partnership, company or individual power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, partnership or company action, to the extent required. This Agreement constitutes the legal, valid and binding obligation of such Member.

(b) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by such Member of the transactions contemplated hereby (i) will conflict with, violate, or result in a breach of any law, regulation, order, writ, injunction, decree, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator, applicable to such Member, or (ii) will conflict with, violate, result in a breach of, or constitute a default under any of the terms, conditions, or provisions of the articles of incorporation, bylaws, partnership agreement or operating agreement, if any, of such Member or of any material agreement or instrument to which such Member is a party or by which such Member is bound or to which any of its material properties or assets is subject.

(c) Governmental Authorizations. Any registration, declaration, or filing with, or consent, approval, license, permit, or other authorization or order by, any governmental or regulatory authority, domestic or foreign, that is required in connection with the valid execution, delivery, acceptance and performance by such Member under this Agreement or the consummation by such Member of any transaction contemplated hereby has been completed, made, or obtained.

(d) Litigation. There are no actions, suits, proceedings, or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member in any court or before or by any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator which would, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined would) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement; and such Member has not received any currently effective notice of any default, and such Member is not in default, under any applicable order, writ, injunction, decree, permit, determination, or award of any court, any governmental department, board, agency, or instrumentality, domestic or foreign, or any arbitrator that would reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the financial condition of such Member.

(e) Investigation. Such Member’s acquisition of its Interest is being made for its own account for investment, and not with a view to the sale or distribution thereof. Such Member is a sophisticated investor possessing an expertise in analyzing the benefits and risks associated with acquiring investments that are similar to the acquisition of its Interests. Such Member is financially able to bear the economic risk of an investment in the Company and has no need for liquidity in the investment. Furthermore, the financial capacity of such Member is of such a proportion that the total costs of such Member’s investment in the Company is not material when compared with such Member’s total financial capacity. Such Member (i) has received all information that such Member deems necessary to make an informed investment decision with respect to an investment in the Company; (ii) has had the unrestricted opportunity to make such investigation as such Member desires pertaining to the Company and (iii) has had the opportunity to ask questions of representatives of the Company and such Member’s investment.

(f) No Brokers or Finders. No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of such Member or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated by this Agreement, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or such transactions.

(g) Spousal Consent. Each Member who has a spouse has caused such spouse to sign a Spousal Consent in the form attached hereto as Exhibit A whereby such spouse agrees to be bound by the provisions of this Agreement.

SECTION 9

ACCOUNTING, BOOKS AND RECORDS

9.1 Accounting, Books and Records.

(a) The Company shall keep on site at its principal place of business each of the following:

(i) Separate books of account for the Company that shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Company and the operation of the Business in accordance with this Agreement.

(ii) A current list of the full name and last known business, residence or mailing address of each Member and Manager, both past and present;

(iii) A copy of the Certificate and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(iv) Copies of the Company’s and all of its Subsidiaries’ federal, state, and local income tax returns and reports, if any, for the three most recent years;

(v) Copies of the Transaction Documents and any amendments thereto;

(vi) Copies of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for such Member’s Capital Contribution;

(vii) The minutes of any meetings or other actions of the Board of Managers or any committee thereof; and

(viii) Any written consents obtained from Members pursuant to Section 18-302 of the Act regarding action taken by Members without a meeting.

(b) The Company shall use the accrual method of accounting in preparation of its financial reports and for tax purposes and shall keep its books and records accordingly. Each Member shall be entitled to inspect and copy the books and records of the Company during normal business hours at such time and in such depth as such Member deems necessary upon reasonable advance notice to the Company, and the Company will provide to such Member such other information in its possession in connection with such materials as may be requested by such Member.

9.2 Reports.

(a) Periodic and Other Reports. The Company shall cause to be delivered to each Member the financial statements listed in clauses (i) and (ii) below, prepared, in each case (other than with respect to Members’ Capital Accounts, which shall be prepared in accordance with this Agreement) in accordance with GAAP consistently applied.

(i) As soon as practicable following the end of each Fiscal Year (and in any event not later than 90 days after the end of such Fiscal Year) and at such time as distributions are made to the Members pursuant to Section 11 hereof following the occurrence of a Dissolution Event, a balance sheet of the Company as of the end of such Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes therein, and cash flows for such Fiscal Year, together with appropriate notes to such financial statements and supporting schedules, all of which shall be audited and certified by the Company’s accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end.

(ii) As soon as practicable following the end of each month of each Fiscal Year (and in any event not later than 10 days after the end of each such month), a management report and an unaudited balance sheet of the Company as of the end of such month and the related unaudited statements of operations and cash flows for such month and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s corresponding month and interim period just completed. Each such unaudited monthly balance sheet and the related unaudited statements of operations and cash flows shall be prepared in a manner consistent with the preparation of the Company’s audited balance sheet and audited statements of operations and cash flows, except for the accompanying notes thereto, pursuant to Section 9.2(a)(i).

9.3 Tax Matters.

(a) Tax Elections. The Board of Managers shall, without any further consent of the Members being required (except as specifically required herein), make any and all elections for federal, state, local, and foreign tax purposes as it determines are appropriate; provided, however, that, at Holding’s election, the Board of Managers shall make the election to adjust the basis of Company property in connection with Transfers of Interests and Company distributions pursuant to Sections 754, 734(b) and 743(b) of the Code (and shall make all comparable elections under provisions of state, local or foreign law) and shall cause each interest held by the Company which is treated as a partnership for income tax purposes to make comparable elections; provided further, that no election shall be made to treat the Company as other than a partnership for federal, state or local income tax purposes without the unanimous approval of the Members.

(b) Tax Proceedings. Holding is specifically authorized to act as the initial “Tax Matters Partner” under the Code and in any similar capacity under state or local law. The Tax Matters Partner shall, to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local or foreign law, elect to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company; provided, however, that the Tax Matters Partner shall not (i) sign any consent, (ii) enter into any settlement agreement or (iii) compromise any dispute with the Internal Revenue Service or any other taxing authority without the approval of the Board of Managers. The Board of Managers shall cause the Company to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters. The Tax Matters Partner shall provide notice (including a copy of all relevant documents) to all Members as follows: (i) within 10 days after it receives notice from the Internal Revenue Service or from any foreign, state or local governmental taxing authority (a “Taxing Authority”) of any administrative proceeding with respect to an examination of or a proposed adjustment to, any item of income, gain, loss, deduction or credit of the Company, (ii) from time to time, within the reasonable discretion of the Tax Matters Partner, of the current status of any administrative proceeding referred to in clause (i) hereof, (iii) with respect to any request filed by the Company with any Taxing Authority for an administrative adjustment to any item of income, gain, loss, deduction or credit of the Company, a copy of such request at least 10 days prior to submission, and (iv) a copy of any other non-ministerial notices or communications received by the Company from any Taxing Authority. All costs incurred by the Tax Matters Partner in performing under this subsection (b) shall be paid by the Company. Nothing in this Section 9.3(b) shall limit the ability of a Member to take any action in his individual capacity in connection with Tax audit matters relating to the Company that are left to the determination of an individual Member under Sections 6221 through 6231 of the Code or any similar state or local provision.

(c) Tax Information. Necessary tax information shall be delivered to each Member as soon as practicable after the end of each Fiscal Year of the Company but not later than March 1 of each Fiscal Year.

SECTION 10

RESTRICTIONS ON TRANSFERS

10.1 Restrictions on Transfers of Interests by Founding Members. Except as provided in this Agreement, no Founding Member may, directly or indirectly, Transfer such Member’s Interest in the Company without the prior written consent of Holding, which consent may be given or withheld in Holding’s sole and absolute discretion. Any attempted Transfer in violation of the restrictions set forth in this Section 10 shall be null and void ab initio and of no force or effect. Holding may, in its sole and absolute discretion, consent to the Transfer of the economic rights associated with a Member’s Interest and decline to admit the assignee as a Member.

10.2 Permitted Transfers of Founding Members’ Interests. Any Founding Member may transfer all or any portion of such Member’s Interest in the Company to any Permitted Transferee. Any such Permitted Transferee shall receive and hold such Interest or portion thereof subject to the terms of this Agreement and to the obligations hereunder of the transferor. There shall be no further transfer of such Interest or portion thereof except to a person or entity to whom the original transferor could have transferred such ownership interest in accordance with this Section 10.2. Notwithstanding the foregoing, no transfer described in this Section 10.2 shall be permitted if such transfer would result in a technical termination of the Company under Section 708 of the Code.

10.3 Transfer of Membership Interests by Holding. Holding may Transfer all or any part of its Interest in the Company (including any or all of its rights and obligations) without the consent of any other Member. An assignee of all or any portion of the Interest of Holding shall, subject to the provisions of this Agreement, be admitted as a Member of the Company.

10.4 Bankruptcy Events.

(a) Bankruptcy Events. Upon the occurrence of a Bankruptcy Event, the Defaulting Member shall give written notice to the Company no later than ten (10) days following the occurrence of such Bankruptcy Event. At any time following receipt of such notice from the Defaulting Member if the Company reasonably believes that, as a result of such Bankruptcy Event, any Interest held by the Defaulting Member may be sold or transferred in any manner to any Person that is not a Member, the Company shall have the right, but not the obligation, by delivering written notice (a “Repurchase Notice”) to the Defaulting Member and Holding, to repurchase all or any portion of (i) the Vested Interest held by such Defaulting Member for the Purchase Price as determined in accordance with the formula set forth on Schedule 10.4 hereto, and (ii) the Unvested Interest held by such Defaulting Member for the Purchase Price equal to the positive balance, if any, standing in the Defaulting Member’s Capital Account as of the date of the applicable Bankruptcy Event. If the balance standing in the Defaulting Member’s Capital Account is equal to or less than zero, then the Purchase Price for the Defaulting Member’s Unvested Interest shall equal zero.

(b) Other Remedies Associated with a Bankruptcy Event. Regardless of whether the Company elects to repurchase all or any portion of the Interest of the Defaulting Member pursuant to the provisions of this Section 10.4, from and after the occurrence of a

Bankruptcy Event, the Defaulting Member or any assignee of such Defaulting Member as a result of the Bankruptcy Event (a “Bankruptcy Assignee”) shall have only the rights of an assignee in accordance with the provisions of Section 10.11 (i.e., sharing in any allocations and/or distributions of Profits, Losses (and items thereof), Cash Flow and liquidating distributions to which such Defaulting Member or any Bankruptcy Assignee is entitled to receive under this Agreement), (i) neither the Defaulting Member nor any Bankruptcy Assignee shall be entitled to participate in the management of, or otherwise vote upon, any matter pertaining to the business and affairs of the Company or any other matter that the Defaulting Member is entitled to vote upon under this Agreement, and (ii) neither the Defaulting Member nor any Bankruptcy Assignee shall have any authority to act for or bind the Company. The Defaulting Member and any Bankruptcy Assignee shall continue to be obligated to perform all of such Defaulting Member’s duties and obligations under this Agreement.

(c) Closing of Purchase and Sale and Payment of Purchase Price. If the Company timely and validly elects to repurchase all or any portion of the Interest of the Defaulting Member in accordance with the provisions of Section 10.4(a) above, then the Company or its designee shall pay the Purchase Price (or proportionate amount thereof) for the applicable portion of the Vested Interest and/or Unvested Interest repurchased by the Company on the Bankruptcy Repurchase Date (as defined below), against delivery to the Company of the Defaulting Member’s Vested Interests and or/Unvested Interest being repurchased, as evidenced by the appropriate LLC Certificates, free and clear of all encumbrances, in cash by wire transfer of immediately available funds to such account(s) as are otherwise specified by the Defaulting Member in writing. The closing for the acquisition of the Vested Interest and/or Unvested Interest of the Defaulting Member shall be held at the principal office of the Company in Santa Monica, California on a business day designated by the Company within thirty (30) days after date of the Repurchase Notice given by the Company pursuant to Section 10.4(a) (the “Bankruptcy Repurchase Date”). The Defaulting Member shall deliver to the Company any LLC Certificates representing any Interests being repurchased by such Defaulting Member on the Bankruptcy Repurchase Date.

10.5 Transfer to Divorced Member’s Spouse.

(a) Divorced Member’s Option. If the spouse (“Spouse”) of any Member (“Divorced Member”) is awarded all or any portion of the Divorced Member’s Interest in the Company (the “Awarded Interest”) as the result of the final settlement or entry of a final interlocutory decree of dissolution of marriage or any modification thereof (a “Divorce Event”), then the Divorced Member shall give written notice to the other Members no later than ten (10) days following the occurrence of such Divorce Event. For a period of thirty (30) days following delivery of the Divorced Member’s notice of the Divorce Event to the other Members (the “Divorcing Member Notice”), the Divorced Member shall have the right, but not the obligation, by delivering a Repurchase Notice to the Spouse, the Company and the other Members, to repurchase (i) all unvested Awarded Interests held by such Spouse for a Purchase Price equal to the product of (A) the positive balance, if any, standing in the Divorced Member’s Capital Account as of the date of the Divorce Event and (B) the percentage which such unvested Awarded Interests represent of the entire Unvested Interest of the Divorced Member and (ii) all or any portion of the vested Awarded Interest held by the Spouse for the Purchase Price as determined in accordance with the formula set forth on Schedule 10.4 hereto. If the balance standing in the Divorced Member’s Capital Account is equal to or less than zero, then the Purchase Price for the unvested Awarded Interest held by such Spouse shall equal zero.

(b) Company Option. If the Divorced Member’s option to purchase the Awarded Interest set forth in Section 10.5(a) above is not timely and validly exercised or the Divorced Member elects to purchase less than all of the Awarded Interest, the Company shall have the right, but not the obligation, for a period of ten (10) days following the earlier of the expiration of the Divorced Member’s option period set forth in Section 10.5(a) above or the date of the Divorcing Member Notice, by delivering a Repurchase Notice to the Spouse, the Divorced Member and the other Members, to repurchase all or any portion of the remaining Awarded Interest from the Spouse for the Purchase Price as determined in accordance with the formula set forth on Schedule 10.4 hereto.

(c) Closing of Purchase and Sale and Payment of Purchase Price. If the Divorced Member or the Company timely and validly elects to purchase all or any portion of the vested and/or unvested Awarded Interest in accordance with the provisions of Sections 10.5(a) and/or 10.5(b) above, then the Divorced Member or the Company or its designee, as applicable, shall pay the Purchase Price (or proportionate amount thereof) for the applicable portion of the vested and/or unvested Awarded Interest purchased by the Divorced Member or the Company, as applicable, on the Divorce Repurchase Date (as defined below), against delivery to the Company of the vested Awarded Interests and/or unvested Awarded Interests being repurchased, as evidenced by the appropriate LLC Certificates, free and clear of all encumbrances, in cash by wire transfer of immediately available funds to such account(s) as are otherwise specified by the Spouse in writing. The closing for the acquisition of the Awarded Interest and/or the unvested Awarded Interests held by such Divorced Member’s Spouse shall be held at the principal office of the Company in Santa Monica, California on a business day designated by the Company within thirty (30) days after the later of (i) the date of the purchase-election notice given by the Divorced Member pursuant to Section 10.5(a), or (ii) the date of the Repurchase Notice given by the Company pursuant to Section 10.5(b) (the “Divorce Repurchase Date”). The Spouse of the Divorced Member shall deliver to the Company any LLC Certificates representing any Awarded Interests being repurchased from such Spouse on the Divorce Repurchase Date.

(d) Admission of Spouse as Assignee. If the Divorced Member and the Company fail to acquire all of the Awarded Interest pursuant to Sections 10.5(a) and 10.5(b) above, then the Spouse shall be admitted into the Company with only the rights of an assignee in accordance with the provisions of Section 10.11 (i.e., sharing in any allocations and/or distributions of Profits, Losses (and items thereof), Cash Flow and liquidating distributions to which a Member is entitled to receive under this Agreement), and (i) the Spouse shall not be entitled to participate in the management of, or otherwise vote upon, any matter pertaining to the business and affairs of the Company or any other matter that the Divorced Member is entitled to vote upon under this Agreement, and (ii) the Spouse shall not have any authority to act for or bind the Company. The Divorced Member shall continue to be obligated to perform all of such Member’s duties and obligations under this Agreement.

10.6 Termination of a Belvedere Member’s Employment.

(a) Termination by Reason of Death or Disability. If a Belvedere Member’s employment with the Company is terminated by reason of death or Disability at any time after the date of this Agreement, then:

(i) Unvested Interests. The Company shall have the right, by delivering a Repurchase Notice to such Departing Member and Holding at any time following the date of termination, to repurchase such Departing Member’s Unvested Interest for a Purchase Price equal to the positive balance, if any, standing in such Departing Member’s Capital Account as of the date of such Departing Member’s termination of employment due to death or Disability. If the balance standing in such Departing Member’s Capital Account is equal to or less than zero, then the Purchase Price for such Departing Member’s Unvested Interest shall equal zero.

(ii) Vested Interests.

(A) Member Option. Each Member other than the Departing Member and the Departing Member shall have a period of thirty (30) days to negotiate a binding offer and acceptance for the purchase and sale of the Departing Member’s Vested Interests (the “Departing Member’s Vested Interest”). Any offer made by any other Member to the Departing Member shall be a written offer and shall be made by such Member to purchase all, but not part of, the Departing Member’s Vested Interest. During such thirty (30)-day period, the Departing Member shall negotiate in good faith and if it elects to accept an offer of any other Member for all of such Departing Member’s Vested Interest, the Departing Member shall concurrently therewith send to the Company, the other Member whose offer is being accepted (the “Lead Member”) and each other Member, a writing setting forth the acceptance of the offer (subject to each other Members’ right to purchase its Pro Rata Portion of such Departing Member’s Vested Interest as set forth herein), a copy of the offer and an offer by the Departing Member to sell to each other Member its Pro Rata Portion (as defined below) of the Departing Member’s Vested Interest upon equivalent terms as the offer of the Lead Member that has been accepted by the Departing Member. Upon delivering such a notice with respect to any accepted offer, the Departing Member may not thereafter propose, entertain or respond to any offers for or with respect to the Departing Member’s Vested Interest except as required under subsection (B) below. During the five (5)-day period following delivery of the acceptance notice (the “Initial Offer Period”), each Member other than the Lead Member shall have the right, by delivering an irrevocable written offer to the Departing Member and the Company to elect to purchase such Member’s Pro Rata Portion of the Departing Member’s Vested Interest on the terms set forth in the offer made by the Lead Member that has been accepted by the Departing Member. If at the end of the Initial Offer Period not all of the other Members have delivered notices to the Departing Estate and the Company, those Members that have delivered notices (and the Lead Member whose original offer was accepted by the Departing Member) shall have the right during the next five (5) days (the “Second Offer Period”), by delivering a second written offer to the Departing Member and the Company, to elect to purchase all or any portion of the remaining Departing Member’s Vested Interest. If such Members deliver notices covering more than all of the remaining Departing Member’s Vested Interest, each Member so delivering such notice shall be entitled to purchase the remaining Departing Member’s Vested Interest in the same proportion that each so electing Member’s Interest then owned bears to all Interests then owned by the Members delivering such notices in the aggregate. The Lead Member shall be obligated to purchase any of the Departing Member’s Vested Interest remaining at the end of the Second Offer Period, if any, together with his/its Pro Rata Portion of the Departing Member’s Vested Interests, upon the terms originally agreed upon by the Departing Member and the Lead Member. The closing of the purchase of the Departing Member’s Vested Interest shall take place no later than forty-five (45) days following the death or Disability of the Departing Member whose Interest is being purchased.

(B) Company Option. If the Departing Member does not reach agreement with any other Member with respect to the purchase of the Departing Member’s Vested Interest during the option period described above, then the other Members shall not be entitled to purchase any of the Departing Member’s Vested Interest and the Company shall thereafter have the right, by delivering a Repurchase Notice to such the Departing Member and Holding at any time following the date of termination, to repurchase such the Departing Member’s Vested Interest for the Purchase Price as determined in accordance with the formula set forth on Schedule 10.4 hereto.

(b) [Intentionally Omitted.]

(c) Termination for Cause. If a Belvedere Member’s employment with the Company is terminated by the Company by means of Termination for Cause (as defined in such Belvedere Member’s Employment Agreement) at any time following the date of this Agreement, the Company shall have the right, but not the obligation, by delivering a Repurchase Notice to such Member and Holding, to repurchase all of such Belvedere Member’s Interests (whether Vested Interests or Unvested Interests) for a purchase price equal to the positive balance, if any, standing in such Belvedere Member’s Capital Account as of the date of such termination. If the balance standing in such Belvedere Member’s Capital Account is equal to or less than zero, then the Purchase Price for such Belvedere Member’s Interests shall equal zero.

(d) Voluntary Termination; Termination for Good Reason; Termination Without Cause. The termination of a Belvedere Member’s employment with the Company by the Belvedere Member by means of Voluntary Termination or Termination for Good Reason, or by the Company by means of Termination Without Cause (as such terms are defined in such Belvedere Member’s Employment Agreement) shall be defined as an “Option Event”.

(i) Unvested Interests. At any time following the occurrence of an Option Event, the Company shall have the right, but not the obligation, by delivering a Repurchase Notice to the Terminating Member and Holding, to repurchase all Unvested Interests held by the Terminating Member for a purchase price equal to the positive balance, if any, standing in such Terminating Member’s Capital Account as of the date of such Option Event. If the balance standing in such Belvedere Member’s Capital Account is equal to or less than zero, then the Purchase Price for such Belvedere Member’s Unvested Interests shall equal zero.

(ii) Vested Interests: Member Option. Upon the occurrence of an Option Event, each Member other than the Terminating Member (each, an “Other Member”) and the Terminating Member shall have a period of 12 months (the “Option Period”) to negotiate the purchase and sale of the Terminating Member’s Vested Interests (the “Offered Interests”). Any offer made by any Other Member to the Terminating Member shall be a written offer (which may limit the time during which the Terminating Member may accept such offer) and shall be made by such Other Member to purchase that portion of the Offered Interests in the same proportion that such Other Member’s Interests then owned bears to all interests then owned by all Other Members in the aggregate (the “Pro Rata Portion”). During the Option Period, the Terminating Member shall negotiate in good faith and if he elects to accept an offer of any Other Member for such Other Member’s Pro Rata Portion of the Offered Interests (an “Accepted Offer”), the Terminating Member shall concurrently therewith send to the Company, the Other Member whose offer is being accepted and each Other Member a writing (an “Acceptance Notice”) setting forth his acceptance of the Accepted Offer, a copy of the Accepted Offer and his offer to sell to each Other Member its Pro Rata Portion of the Offered Interests upon equivalent terms as the Accepted Offer. Upon delivering an Acceptance Notice with respect to any Accepted Offer, the Terminating Member may not thereafter propose, entertain or respond to any offers for or with respect to the Offered Interests except as set forth below. During the thirty (30)-day period following delivery of the Acceptance Notice, each Other Member (except for the Other Member whose offer is the subject of the Accepted Offer and who shall be deemed bound by the Acceptance Notice) shall have the right, by delivering an irrevocable written offer (an “Option Notice”) to the Terminating Member and the Company to elect to purchase such Other Member’s Pro Rata Portion of the Offered Interests on the terms set forth in the Accepted Offer. If at the end of such thirty (30)-day period not all of the Other Members have delivered Option Notices to the Terminating Member and the Company, those Other Members that have delivered Option Notices shall have the right during the next ten (10) days, by delivering a second irrevocable written offer (a “Secondary Option Notice”) to the Terminating Member and the Company, to elect to purchase all or any portion of the remaining Offered Interests. If the Other Members deliver Secondary Option Notices covering more than all of the remaining Offered Interests, each Other Member so delivering a Secondary Option Notice shall be entitled to purchase the remaining Offered Interests in the same proportion that each so electing Other Member’s Interests then owned bears to all Interests then owned by the Other Members delivering Secondary Option Notices in the aggregate. Upon the closing of the purchase of the Offered Interests subject to Option Notices and/or Secondary Option Notices, the Option Period shall terminate.

(iii) Vested Interests: Company Option. If the Other Members elect not to purchase all of the Offered Interests during the Option Period, the Company shall thereafter have the option to repurchase the remaining Offered Interests (the “Remaining Interests”) from the Terminating Member at any time following the Option Period at the lower of (A) the price set forth in the Accepted Offer and (B) the Appraised Value (as defined below). Such option may be exercised by delivery of a Repurchase Notice by the Company to the Terminating Member. If the Other Members elect not to purchase any of the Offered Interests, the Company shall thereafter have the option to repurchase the Remaining Interests from the Terminating Member at any time following the Option Period for a Purchase Price to be agreed upon between the parties or by appraisal as set forth below; provided, that any exercise of the option by the Company shall be contingent upon the Company’s acceptance of the applicable Purchase Price and the option shall renew in accordance with the terms of subsection (iv)(F) below. Subject to the foregoing, such option shall be exercised upon a written offer being delivered by the Company to the Terminating Member setting forth the price upon which the Company would purchase the Remaining Interests (the “Offer Notice”). If the Company and the Terminating Member cannot agree upon the value of the Remaining Interests within thirty (30) days of the date the Company delivers the Offer Notice, the Company shall have the right, but not the obligation, to repurchase the Remaining Interests at the appraised value (as determined below) of such Remaining Interests (the “Appraised Value”) by delivering written notice (the “Appraisal Notice”) to the Terminating Member, subject to the Company’s acceptance of the Appraised Value.

(iv) Determination of Appraised Value. The Appraised Value of the Remaining Interests shall be determined as follows:

(A) The Appraised Value shall be determined by a nationally-recognized business appraiser with at least five (5) years’ experience appraising businesses similar to the Business of the Company. The Company shall select one (1) appraiser and include such selection in the Appraisal Notice. Within ten (10) days following the effective date of such notice, the Terminating Member shall either agree to the appraiser selected by the Company or select a second (2nd) appraiser and give written notice to the Company of the person so selected. In the event of the failure of the Terminating Member to appoint such an appraiser within the time period specified, the appraiser duly appointed by the Company shall proceed to make the appraisal as herein set forth, and the determination of such appraiser shall be conclusive on the Company and the Terminating Member.

(B) The appraiser or two (2) appraisers, as the case may be, shall promptly fix a time for the completion of the appraisal, which shall not be later than thirty (30) days from the effective date of appointment of the last appraiser.

(C) The appraiser(s) shall determine the Appraised Value by taking into account all circumstances, including, but not limited to, the fact that the Remaining Interests are restricted in their transfer and the departure of the Terminating Member from the Company.

(D) Upon submission of the appraisal(s) setting forth the opinions as to the Appraised Value of the Remaining Interests, if the appraisals prepared by the two (2) appraisers are the same or differ by an amount that does not exceed 20% of the higher of the two appraisals, the Appraised Value shall be the average of the two appraisals (the “Average Value”). If the two appraisals differ by more than 20% of the higher of the two appraisals, then such selected appraisers shall appoint a third (3rd) appraiser. If the two (2) selected appraisers fail to appoint a third (3rd) appraiser within ten (10) days following the completion of the two appraisals, then either the Company or the Terminating Member may request that the American Arbitration Association select the third appraiser.

(E) The third appraiser shall promptly fix a time for the completion of the appraisal, which shall not be later than thirty (30) days from the effective date of appointment of the third appraiser. The appraisal setting forth the opinion of the third appraiser as to the Appraised Value of the Remaining Interests shall be determinative; unless such determined Appraised Value is higher than the higher of the two initial appraisals or lower than the lower of the two initial appraisals, in which case the Average Value shall be the Appraised Value.

(F) Following determination of the Appraised Value pursuant to this Section 10.6(d)(iv), the Company shall have the right, but not the obligation, to purchase the Remaining Interests from the Terminating Member at the Appraised Value by delivering a Repurchase Notice to the Terminating Member at any time within twelve (12) months of such determination (the “Appraisal Expiration Date”). Thereafter, if and to the extent the Company has not repurchased the Remaining Interests from the Terminating Member, its option to purchase the Remaining Interests shall automatically renew and it may re-execute the option by delivering an Offer Notice to the Terminating Member at any time following the termination of such twelve (12)-month period, at which time the provisions of this 10.6(d) shall govern the procedure to be followed by the parties. The Company’s option hereunder shall continuously renew in accordance with this subsection (F) upon each Appraisal Expiration Date unless and until all of the Remaining Interests are purchased by the Company from the Terminating Member.

(G) If the Company purchases any of the Remaining Interests based upon the Appraised Value, all costs related to the appraisal process described in this Section 10.6(d)(iv) shall be shared equally by the Company and the Terminating Member. If the Company does not purchase any of the Remaining Interests based upon the Appraised Value, then the costs related to the appraisal process described in this Section 10.6(d)(iv) with respect to the particular appraisal which determined such Appraised Value shall be borne by the Company.

(v) Payment of Purchase Price. The payment of the purchase price for the Offered Interests pursuant to Section 10.6(d)(ii) or the Remaining Interests pursuant to Section 10.6(d)(iii) may be made either in cash or by means of an unsecured promissory note with a term of 48 months and an interest rate equal to the prevailing Wells Fargo Bank commercial reference (prime) rate.

(e) Closing of Purchase and Sale and Payment of Purchase Price. Except as otherwise set forth in Section 10.6(d)(v), if the Company elects to purchase all or any portion of the Interest of a Belvedere Member in accordance with the provisions of Section 10.6(a)(i), 10.6(a)(ii)(B), 10.6(b), 10.6(c), 10.6(d)(i) or 10.6(d)(iii) or the Other Members timely and validly elect to purchase all or any portion of the Interest of such Belvedere Member in accordance with the provisions of Section 10.6(a)(ii)(A) or 10.6(d)(ii) above, then the Company, the Other Members or their respective designees shall pay the purchase price (or proportionate amount thereof) for the applicable portion of the Interest purchased by the Company or the Other Members on the Repurchase Date (as defined below), against delivery to the Company or the Other Members, as applicable, of the Belvedere Member’s Interests, as evidenced by the appropriate LLC Certificates, free and clear of all encumbrances, in cash by wire transfer of immediately available funds to such account(s) as are otherwise specified by the Belvedere Member in writing. The closing for the acquisition of the Interest of the Belvedere Members (or such Member’s Estate) shall be held at the principal office of the Company in Santa Monica, California on a business day designated by the Company within thirty (30) days after date of (i) the Repurchase Notice given by the Company or the purchase-election notice given by the Belvedere Member pursuant to Section 10.6(a)(i), 10.6(a)(ii)(B), 10.6(b) or 10.6(c), the date of the last Option Notice or Secondary Option Notice given by an Other Member pursuant to Section 10.6(d)(ii), or (iii) the Repurchase Notice delivered by the Company pursuant to Section 10.6(d)(iv), as applicable (the “Repurchase Date”).

(f) No Enlargement of Employee Rights. Nothing in this Agreement shall be construed to confer upon the Member (if an employee) any right to continued employment with the Company, or any subsidiary of the Company, or to restrict in any way the right of the Company, or any subsidiary of the Company to terminate his employment. The Members each acknowledge that in the absence of an express written employment agreement to the contrary, their employment with the Company, if any, may be terminated by the Company at any time, with or without cause.

10.7 License Agreement. Pursuant to the terms of Section 2.1 hereof, the Belvedere Members are making their Initial Capital Contributions to the Company which consist, in part, of the assignment of certain intellectual property created on or prior to the date hereof pursuant to an Assignment dated of even date herewith and substantially in the form attached hereto as Exhibit B (the “Assigned Property”). Upon the occurrence of an Option Event with respect to any Belvedere Member, the Company shall by a writing satisfactory to the Company in form and substance, grant a non-exclusive non-royalty bearing license to the Belvedere Member to use the Assigned Property and any Work Product (as such term is defined in Section 3 of that certain Nonsolicitation and Nondisclosure Agreement dated of even date herewith by and between the Company and such Belvedere Member (the “Nonsolicitation Agreement”). Such license shall, however, terminate upon any breach of any of the provisions of Section 6.9 hereof, or of any of the terms or conditions of the Nonsolicitation Agreement, upon written notice thereof by the Company.

10.8 Drag-Along Rights.

If a Drag-Along Initiator determines to Transfer or exchange (in a business combination or otherwise) in one or a series of related bona fide arm’s-length transactions which have been approved by the Board of Managers (collectively, the “Drag-Along Transaction”) to an unrelated and unaffiliated third party all of the Interest held by the Drag-Along Initiator, then, upon 30 days’ written notice from the Drag-Along Initiator to the other Members and the Company (the “Drag-Along Notice”), which notice shall include reasonable details of the proposed transaction, including the proposed time and place of closing and the consideration to be received by the Members, each other Member shall be obligated to, and shall sell, transfer and deliver, or cause to be sold, transferred and delivered, to such third party, all of his Interest in the same transaction at the closing thereof (and will deliver the Interest to be sold at the closing, free and clear of all liens, claims, or encumbrances except this Agreement).

10.9 Certain Sales Restricted.

Each Member agrees that, notwithstanding any provision of this Agreement to the contrary, it will not, except in a Drag-Along Transaction, Transfer or agree to Transfer Interests to a Person (other than an Affiliate of such Member) that to the knowledge of the transferring party is primarily engaged in the Company’s Business as then conducted.

10.10 Prohibited Transfers. In the case of a Transfer or attempted Transfer of Interests that is not made in accordance with all applicable terms and provisions of this Agreement, the parties engaging or attempting to engage in such Transfer shall be liable to indemnify and hold harmless the Company and the other Members from all cost, liability, and damage that the Company and any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

10.11 Rights of Unadmitted Assignees.

A Person who acquires Interests but who is not admitted as a substituted Member pursuant to Section 10.12 hereof shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement, and shall have no right to any information or accounting of the affairs of the Company, shall not be entitled to inspect any books or records of the Company, and shall not have any of the rights of a Member under the Act or this Agreement.

10.12 Admission of Substituted Members.

Subject to the other provisions of this Section 10, a transferee of Interests may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 10.12:

(a) The Interests with respect to which the transferee is being admitted was acquired by means of a Transfer made in accordance with all applicable terms and provisions of this Agreement;

(b) The transferee of Interests (other than, with respect to clauses (i) and (ii) below, a transferee that was a Member prior to the Transfer) shall, by written instrument in form and substance reasonably satisfactory to the Board of Managers (and, in the case of clause (iii) below, the transferor Member), (i) make representations and warranties to each nontransferring Member equivalent to those set forth in Section 8, (ii) accept and adopt the terms and provisions of this Agreement, including this Section 10, and (iii) assume the obligations of the transferor Member under this Agreement with respect to the transferred Interests. The transferor Member shall be released from all such assumed obligations except (x) those obligations or liabilities of the transferor Member arising out of a breach of this Agreement, and (y) those obligations or liabilities of the transferor Member based on events occurring, arising or maturing prior to the date of Transfer.

(c) The transferee pays or reimburses the Company for all reasonable legal, filing, and other costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the transferred Interests; and

(d) Except in the case of a Transfer involuntarily by operation of law, if required by the Board of Managers, the transferee (other than a transferee that was a Member prior to the Transfer) shall deliver to the Company evidence of the authority of such Person to become a Member and to be bound by all of the terms and conditions of this Agreement, and the transferee and transferor shall each execute and deliver such other instruments as the Board of Managers reasonably deems necessary or appropriate to effect, and as a condition to, such Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

10.13 Representations Regarding Transfers; Legend; LLC Certification.

(a) Each Member hereby severally (and not jointly) represents to, and covenants and agrees with, the Company, for the benefit of the Company and all Members, that (i) it is not currently making a market in Interests and will not in the future make a market in Interests without the prior approval of the Board of Managers, (ii) it will not Transfer its Interests on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any Regulations, proposed Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published thereunder), and (iii) in the event such Regulations, revenue rulings, or other pronouncements treat any or all arrangements which facilitate the selling of Company interests and which are commonly referred to as “matching services” as being a secondary market or substantial equivalent thereof, it will not Transfer any Interests through a matching service that is not approved in advance by the Board of Managers. Each Member further agrees that it will not Transfer any Interests to any Person unless such Person agrees to be bound by this Section 10.13(a) and to Transfer such Interests only to Persons who agree to be similarly bound.

(b) Each Member hereby severally (and not jointly) represents and warrants to the Company and the Members that such Member’s acquisition of Interests hereunder, as the case may be, is made as principal for such Members own account and not for resale or distribution of such Interests. Each Member further hereby agrees that the following legend may be placed upon any LLC Certificate (as defined below), any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Interests:

THE INTERESTS REPRESENTED BY THIS DOCUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THESE INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, UNLESS THE HOLDER SHALL HAVE OBTAINED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

THE INTERESTS REPRESENTED BY THIS DOCUMENT ARE SUBJECT TO FURTHER RESTRICTION AS TO THEIR SALE, TRANSFER, PLEDGE, HYPOTHECATION, OR ASSIGNMENT AS SET FORTH IN THE COMPANY’S OPERATING AGREEMENT.

(c) Each Belvedere Member further hereby agrees that the following legend may be placed upon any LLC Certificate, any counterpart of this Agreement, the Certificate, or any other document or instrument evidencing ownership of Unvested Interests:

THE INTERESTS REPRESENTED BY THIS DOCUMENT ARE UNVESTED AND SUBJECT TO CERTAIN REPURCHASE RIGHTS GRANTED TO THE COMPANY.

(d) The Company shall cause the foregoing legends to be removed at such time as the Company is advised by its counsel that such legends may be removed, or the Company has received an opinion of counsel to a Member, in form and substance reasonably satisfactory to the Company, that such legends may be removed.

(e) LLC Certificates.

(i) The Company shall issue certificates in the form set forth in Schedule 10.13(c) (“LLC Certificates”) to the Members evidencing their respective Interests in the Company. The form of the LLC Certificates may be revised by action of the Board of Managers, but shall be issued substantially in conformity with the following requirements. The LLC Certificates shall be respectively numbered serially, as they are issued, shall be impressed with the Company seal or a facsimile thereof, if any, and shall be signed by the Chairman of the Management Committee. Each LLC Certificate shall state the name of the Company, the fact that the Company is organized under the laws of the State of Delaware as a limited liability company, the name of the person to whom the LLC Certificate is issued, the date of issue, and the Percentage Interest. Each LLC Certificate shall be otherwise in such form as may be determined by the Board of Managers. Upon any transfer of a Member’s Interest in the Company as permitted pursuant to Section 10, the Board of Managers shall have the authority to cancel and issue new LLC Certificates to reflect such permitted transfer, and to amend Schedule 2.1 to this Agreement, which sets forth the identity and respective Interests of the Members in Company, without the requirement or need to obtain an Amendment to this Agreement or approval by the Members. Each Member’s Interest in the Company shall be a security for purposes of Article 8 of the Delaware version of the Uniform Commercial Code.

(ii) Except as herein provided with respect to lost, stolen, or destroyed certificates, no new LLC Certificates shall be issued in lieu of previously issued LLC Certificates until former LLC Certificates for a like number of membership interests shall have been surrendered and canceled. All LLC Certificates surrendered to the Company for transfer shall be canceled.

(iii) Any Member claiming that his or her LLC Certificate is lost, stolen, or destroyed may make an affidavit or affirmation of that fact and request a new LLC

Certificate. Upon the giving of a satisfactory indemnity to the Company as reasonably required by the Board of Managers, a new LLC Certificate may be issued of the same tenor and representing the same Percentage Interest of membership as was represented by the LLC Certificate alleged to be lost, stolen, or destroyed.

(f) Escrow. The LLC Certificate(s) evidencing Unvested Interests shall be held in the custody of the Company until the restrictions thereon shall have lapsed. As a condition to the issuance of the Interests hereunder, each Belvedere Member shall have delivered, with respect to each such LLC Certificate, a duly executed Assignment Separate From Certificate appropriately endorsed in blank. The LLC Certificate(s) evidencing Unvested Interests shall only be released to any Belvedere Member pursuant to and in accordance with the provisions of Schedule 2.1 hereof.

10.14 Distributions and Allocations in Respect of Transferred Interests.

If any Interests are Transferred during any Allocation Year in compliance with the provisions of this Section 10, Profits, Losses, each item thereof, and all other items attributable to the transferred Interests for such Allocation Year shall be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Board of Managers. All distributions on or before the date of such Transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Neither the Company nor any Member, Manager or Officer shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.14, whether or not any Member, Manager or Officer or the Company has knowledge of any Transfer of ownership of any Interests.

SECTION 11

DISSOLUTION AND WINDING UP

11.1 Dissolution Events.

(a) Dissolution. The Company shall dissolve and shall commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”):

(i) The unanimous action or written consent of the Board of Managers; or

(ii) A judicial determination that an event has occurred that makes it unlawful, impossible or impractical to carry on the Business.

The Members hereby agree that, notwithstanding any provision of the Act, the Company shall not dissolve prior to the occurrence of a Dissolution Event.

(b) Reconstitution. If it is determined, by a court of competent jurisdiction, that the Company has dissolved prior to the occurrence of a Dissolution Event, then within an additional 90 days after such determination (the “Reconstitution Period”), Members holding a majority of the Percentage Interests may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless such an election is made within the Reconstitution Period, the Company shall liquidate and wind up its affairs in accordance with Section 11.2 hereof. If such an election is made within the Reconstitution Period, then:

(i) The reconstituted limited liability company shall continue until the occurrence of a Dissolution Event as provided in Section 11.1(a); and

(ii) The Certificate and this Agreement shall automatically constitute the Certificate and Agreement of the reconstituted Company. All of the assets and liabilities of the dissolved Company shall be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption or release of any Member’s or the Company’s liabilities shall be required; provided that the right of the Members to select successor managers and to reconstitute and continue the Business shall not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

11.2 Winding Up.

Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved prior to the occurrence of a Dissolution Event (unless the Company is reconstituted pursuant to Section 11.1(b) hereof), the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs, provided that all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Members until such time as the Company’s property has been distributed pursuant to this Section 11.2 and the Certificate has been canceled pursuant to the Act. The Liquidator shall be responsible for overseeing the winding up and dissolution of the Company, which winding up and dissolution shall be completed within 90 days after (x) the occurrence of the Dissolution Event or (y) the last day on which the Company may be reconstituted pursuant to Section 11.1(b) hereof, as applicable. The Liquidator shall take full account of the Company’s liabilities and property and shall cause the property or the proceeds from the sale thereof (as determined pursuant to Section 11.8 hereof), to the extent sufficient therefor, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(a) first, to creditors (including Members and Managers who are creditors) in satisfaction of all of the Company’s debts and other liabilities (whether by payment or the making of reasonable provision for payment thereof), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under Section 18-601 or 18-604 of the Act;

(b) second, except as provided in this Agreement, to Members and former Members of the Company in satisfaction of liabilities for distribution under Sections 18-601 or 18-604 of the Act; and

(c) the balance, if any, to the Members in accordance with the positive balance in each Member’s Capital Account.

11.3 Compliance With Certain Regulatory Requirements; No Obligation to Restore Deficit Capital Accounts. In the event the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), and any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 11 may be:

(a) Distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 11.2 hereof; or

(b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligation owed to the Company; provided that such withheld amounts shall be distributed to the Members as soon as practicable.

11.4 Rights of Members.

Except as otherwise provided in this Agreement, each Member shall look solely to the property of the Company for the return of its Capital Contribution and has no right or power to demand or receive property other than cash from the Company. If the assets of the Company remaining after payment or discharge of the debts or liabilities of the Company are insufficient to return such Capital Contribution, the Members shall have no recourse against the Company or any other Member, Manager or Officer.

11.5 Notice of Dissolution/Termination.

(a) In the event a Dissolution Event occurs or an event occurs that would, but for the provisions of Section 11.1, result in a dissolution of the Company, the Board of Managers shall, if it determines such to be appropriate under the circumstances, within 30 days thereafter, provide written notice thereof to each of the Members and to all other parties with whom the Company regularly conducted business (as determined in the discretion of the Board of Managers) and shall publish notice thereof in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Board of Managers).

(b) Upon completion of the distribution of the Company’s property as provided in this Section 11, the Company shall be terminated, and the Liquidator shall cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and shall take all such other actions as may be necessary to terminate the Company.

11.6 Allocations During Period of Liquidation.

During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the assets of the Company have been distributed to the Members pursuant to Section 11.2 hereof (the “Liquidation Period”), the Members shall continue to share Profits, Losses, gain, loss and other items of Company income, gain, loss or deduction in the manner provided in Section 3 hereof.

11.7 The Liquidator.

(a) Definition. The “Liquidator” shall mean a Person (who may be an existing Officer, Manager or Member) appointed by the Board of Managers to oversee the liquidation of the Company.

(b) Fees. The Company shall pay such fees to the Liquidator for its service performed pursuant to this Section 11 and reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services as are approved by the Board of Managers.

(c) Exoneration and Indemnification. The Liquidator shall have the same limitations on liability and rights to indemnification as a Manager pursuant to Section 7 of this Agreement.

11.8 Form of Liquidating Distributions.

For purposes of making distributions required by Section 11.2 hereof, the Liquidator may determine whether to distribute all or any portion of the Company’s property in-kind or to sell all or any portion of the Company’s property and distribute the proceeds therefrom.

SECTION 12

POWER OF ATTORNEY

12.1 Managers as Attorneys-In-Fact.

Each Member hereby makes, constitutes, and appoints each Manager, severally, with full power of substitution and resubstitution, its true and lawful attorney-in-fact for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) that the Board of Managers may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business; (ii) any and all amendments, restatements or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, or otherwise that the Board of Managers may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including, without limitation, amendments, restatements or changes to reflect (A) any amendments adopted by the Board of Managers or the Members in accordance with the terms of this Agreement, (B) the admission of any substituted Member and (C) the disposition by any Member of its Interest in the Company, except that such power of attorney does not cover any actions that could reasonably be expected to lead to liability or obligation on the part of any Member; (iii) all certificates of cancellation and other instruments which the Board of Managers deems necessary or appropriate to effect the dissolution and termination of the Company pursuant to the terms of this Agreement and (iv) any other instrument of a ministerial nature (and which in any event creates no liability or obligation and makes no admission against interest with respect to any Member) which is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the Board of Managers to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes each such attorney-in-fact to take any further ministerial action which such attorney-in-fact shall consider necessary or appropriate in connection with any of the foregoing, hereby giving each such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite to be done in connection with the foregoing as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do, or cause to be done, by virtue thereof or hereof except that such power-of-attorney does not cover any actions which could reasonably be expected to lead to liability or obligation on the part of any Member.

12.2 Nature of Special Power.

The power of attorney granted to each Manager only for so long as he or she remains a Manager pursuant to this Section 12:

(a) Is a special power of attorney coupled with an interest and is irrevocable;

(b) May be exercised by any such attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of any such attorney-in-fact acting as attorney-in-fact for such Members; and

(c) Shall survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, cessation of existence, death or Disability of a Member and shall survive the delivery of an assignment by a Member of the whole or a portion of its Interest in the Company (except that where the assignment is of such Member’s entire Interest in the Company and the assignee, with the consent of the Board of Managers, is admitted as a substituted Member, the power of attorney shall survive the delivery of such assignment for the sole purpose of enabling any such attorney-in-fact to effect such substitution) and shall extend to such Member’s, or assignee’s successors and assigns.

SECTION 13

AMENDMENT

13.1 Amendment. Subject to Section 5.4, this Agreement may be amended by the consent of the Board of Managers; except that it shall not be amended without the consent of each Member adversely affected if such amendment would (i) modify the limited liability of such Member, (ii) increase the capital contributions required to be made by such Member, or (iii) alter the interest of such Member in Profits, Losses or any Company distribution except as permitted in Section 2.3 herein.

SECTION 14

TRANSACTION DOCUMENTS

14.1 Transaction Documents.

The Company shall enforce its rights, and perform its obligations, pursuant to the terms of each of the Transaction Documents in accordance with its terms, and shall not enter into any amendment to, or waive any of its rights under, such agreement without approval of Holding. In addition, and without limiting the generality of the foregoing, at the request of any Member, the Company will take all reasonable actions requested by them in connection with the enforcement of the Company’s rights under the Transaction Documents.

SECTION 15

DEFINITIONS

Capitalized words and phrases used in this Agreement have the following meanings:

“Acceptance Notice” has the meaning set forth in Section 10.6(d)(ii) hereof.

“Accepted Offer” has the meaning set forth in Section 10.6(d)(ii) hereof.

“Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-10 1, et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Member is deemed to be obligated to restore pursuant to the penultimate sentences in Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any officer, director, general partner, member or trustee of such Person or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partners, or persons exercising similar authority with respect to such Person or entities; provided, however, that for the purpose of this Agreement, the Company and any of its Subsidiaries shall be considered not to be Affiliates of any Member or its Subsidiaries, and each Member and its Subsidiaries shall be considered not to be Affiliates of the Company or any of its Subsidiaries.

“Agreement” or “Operating Agreement” means this Agreement of BT Management Company, L.L.C., as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder” refer to this Agreement as a whole, unless the context otherwise requires.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2003, (ii) any subsequent Fiscal Year or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses and other items of Company income, gain, loss or deduction pursuant to Section 3 hereof.

“Annual Budget” means the annual budget of the Company prepared by the President that has been approved by the Board of Managers in accordance with this Agreement.

“Appraisal Notice” has the meaning set forth in Section 10.6(d)(iii) hereof.

“Appraisal Expiration Date” has the meaning set forth in Section 10.6(d)(iv)(F) hereof.

“Appraised Value” has the meaning set forth in Section 10.6(d)(iii) hereof.

“Assumed Tax Rate” means the highest possible marginal federal and California State income tax rates applicable to individuals.

“Available Cash” means the Company’s cash less such portion thereof reserved for all Company expenses, anticipated working capital needs, anticipated capital construction needs, debt payments, capital improvements, replacements, and contingencies, all as determined by the Board of Managers in its reasonable discretion based on an assessment of the Company’s current and anticipated needs.

“Average Value” has the meaning set forth in Section 10.6(d)(iv)(D) hereof.

“Awarded Interest” has the meaning set forth in Section 10.5(a) hereof.

“Bankruptcy Assignee” has the meaning set forth in Section 10.4(b) hereof.

“Bankruptcy Event” shall mean, with respect to any Member:

(a) the rendering, by a court with appropriate jurisdiction, of a decree or order (i) adjudging such Member bankrupt or insolvent, or (ii) approving as properly filed a petition seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member under the Insolvency Laws; provided, that such decree or order shall remain in force, undischarged and unstayed, for a period of ninety (90) days;

(b) the rendering, by a court with appropriate jurisdiction, of a decree or order (i) for the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency of such Member; provided, that such decree or order shall have remained in force undischarged and unstayed for a period of sixty (60) days, or (ii) for the sequestration or attachment of any property of such Member without its return to the possession of such Member or its release from such sequestration or attachment within sixty (60) days thereafter; or

(c) such Member (i) institutes proceedings to be adjudicated a voluntary bankrupt or an insolvent; (ii) consents to the filing of a bankruptcy proceeding against such Member; (iii) files a petition or answer or consent seeking reorganization, readjustment, arrangement, composition, or similar relief for such Member under the Insolvency Laws; (iv) consents to the filing of any such petition, or to the appointment of a receiver, a liquidator, or a trustee or assignee in bankruptcy or insolvency for such Member or a substantial part of such Member’s property; (v) makes an assignment for the benefit of such Member’s creditors; (vi) is unable to or admits in writing such Member’s inability to pay such Member’s debts generally as they become due; or (vii) takes any action in furtherance of any of the aforesaid purposes.

“Bankruptcy Repurchase Date” has the meaning set forth in Section 10.4(c) hereof.

“Belvedere Members” means Claus Lund and Russell Thompson.

“Board of Managers” shall mean the Board of Managers established pursuant to Section 5.1 of this Agreement.

“Business” means the business involving, among other things, of operating a specialty finance company focused on the high credit-quality jumbo adjustable rate, hybrid and second-lien mortgage markets.

“Business Day” means a day of the year on which banks are not required or authorized to close in Los Angeles, California.

“Capital Account” means, with respect to any Member, the Capital Account maintained for such Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be credited (A) the amount of cash and the Gross Asset Value of any property contributed by such Member to the Company,

(B) such Member’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.2 or Section 3.4 hereof, and (C) the amount of any Company liabilities assumed by such Member in accordance with Regulations Section 1.704-1(b)(2)(iv)(c) or which are secured by any Company property distributed to such Member.

(ii) To each Member’s Capital Account there shall be debited (A) the amount of cash and the Gross Asset Value of any property distributed by the Company to such Member, (B) such Member’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.2, Section 3.3 or Section 3.4 hereof, and (C) the amount of any liabilities of such Member assumed by the Company in accordance with Regulations Section 1.704-1(b)(2)(iv)(c) or which are secured by any property contributed by such Member to the Company.

(iii) In the event Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interests.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b)(4), and shall be interpreted and applied in a manner consistent with such Regulations. Each Member shall have the initial capital account as set forth on Schedule 2.1.

“Capital Contributions” means, with respect to any Member, the net value of any property contributed to the Company with respect to the Interests in the Company held or purchased by such Member as reflected in Section 2 of this Agreement, including additional capital contributions, if any, made in accordance with the terms of this Agreement.

“Capital Event” means (a) the issuance or sale of Interests or other equity interests in the Company representing 10% or more of the total voting power of the Company to any unaffiliated third party or parties, (b) the sale of all or substantially all of the assets of the Company or all of the membership interests in the Company to an unaffiliated third party, (c) a merger or consolidation of the Company involving an unaffiliated third party or (d) dissolution or liquidation of the Company.

“Cash Flow” means the excess, if any, of all cash receipts of the Company as of any applicable determination date in excess of the sum of (i) all cash disbursements (inclusive of any guaranteed payment within the meaning of Section 707(c) of the Code paid to any Member, but exclusive of distributions to the Members in their capacities as such) of the Company prior to that date, plus (ii) any reserve, determined in the sole and absolute discretion of the Board of Managers, for anticipated cash disbursements that will have to be made before additional cash receipts from third parties will provide the funds therefor.

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented or restated from time to time, as the context requires.

“Certificate of Cancellation” means a certificate filed in accordance with 6 Del. C. Section 18-203.

“Chairman” means the Chairman of the Board of Managers, including any interim Chairman. The initial Chairman shall be Joseph Lloyd McAdams.

“Chief Executive Officer” means the Chief Executive Officer of the Company, including any interim Chief Executive Officer. The initial Chief Executive Officer shall be Joseph Lloyd McAdams.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means BT Management Company, L.L.C., the limited liability company formed pursuant to this Agreement and the Certificate, and the limited liability company continuing the business of the Company in the event of dissolution of the Company as herein provided.

“Company Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) and 1.704-2(d) of the Regulations for “partnership minimum gain.”

“Defaulting Member” means the Member that is the subject of a Bankruptcy Event.

“Departing Member” means a Belvedere Member (or the duly and validly appointed representative of such Member in any instance wherein the Belvedere Member is deemed by a court of competent jurisdiction not to have the physical or mental capacity to act on his own behalf) whose employment terminated due to such Member’s Disability, or the estate of a deceased Belvedere Member whose employment terminated due to such Belvedere Member’s death.

“Departing Member’s Vested Interest” has the meaning set forth in Section 10.6(a) hereof.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Allocation Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Allocation Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Allocation Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board of Managers.

“Disability” shall mean the inability of a Manager, officer or employee substantially to perform his duties and responsibilities for a continuous period of at least six months; provided, that if such person has an employment agreement with the Company, Disability shall have the meaning defined in such employment agreement.

“Dissolution Event” shall have the meaning set forth in Section 11.1 hereof.

“Divorce Event” has the meaning set forth in Section 10.5(a) hereof.

“Divorce Repurchase Date” has the meaning set forth in Section 10.5(c) hereof.

“Divorced Member” has the meaning set forth in Section 10.5(a) hereof.

“Divorcing Member Notice” has the meaning set forth in Section 10.5(a) hereof.

“Drag-Along Initiator” means Holding and its Affiliates provided that the Board of Managers has previously approved the proposed Drag-Along Transaction.

“Drag-Along Notice” shall have the meaning set forth in Section 10.8 hereof.

“Drag-Along Transaction” shall have the meaning set forth in Section 10.8 hereof.

“Effective Date” means November 3, 2003.

“Employment Agreements” means the Employment Agreements between the Company and each of the Belvedere Members, dated of even date herewith.

“Fiscal Year” means for financial accounting, federal, state and local income tax purposes the calendar year or such other fiscal year that may be required by law for federal income tax purposes.

“Founding Members” means Joseph Lloyd McAdams and each of the Belvedere Members.

“GAAP” means generally accepted accounting principles consistently applied and in effect in the United States of America from time to time.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Board of Managers; provided that the initial Gross Asset Values of the asset contributed to the Company pursuant to Section 2.1 hereof shall be as set forth on Schedule 2.1;

(ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Board of Managers as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) to the extent permitted under proposed or final Regulations, the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member of the Company acting in a Member capacity, or by a new member of the Company acting in a Member capacity or in anticipation of being a Member; and (D) the liquidation of the Company within the meaning of Regulations Section 1.704l(b)(2)(ii)(g); provided that an adjustment described in clauses (A), (B) and (C) of this paragraph shall be made only if the Board of Managers reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Company assets distributed to any Member shall be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of such asset on the date of distribution as determined by the Board of Managers; and

(iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses.”

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Holding” means BT Management Holding Corporation.

“Indemnitee” has the meaning set forth in Section 7.2 hereof.

“Initial Offer Period” has the meaning set forth in Section 10.6(a) hereof.

“Interest” or “Interests” means an ownership interest or interest in the Company, including any and all benefits to which the holder of such interests may be entitled as provided in this Agreement, together with any and all obligations of such Person to comply with the terms and provisions of this Agreement.

“Lead Member” has the meaning set forth in Section 10.6(a) hereof.

“Liquidation Period” has the meaning set forth in Section 11.6 hereof.

“Liquidator” has the meaning set forth in Section 11.7(a) hereof.

“Losses” has the meaning set forth in the definition of “Profits” and “Losses.”

“Majority Vote” means, with respect to actions to be taken by Members, the affirmative vote of or consent of Members holding at least a majority of the Percentage Interests then held by all Members entitled to vote or consent on such action.

“Manager” means any of the individuals elected by the Members to serve on the Board of Managers.

“Management Agreement” means that certain Management Agreement dated of even date herewith by and between the Company and Belvedere Trust Mortgage Corporation, a Maryland corporation.

“Member” means any Person (i) who is referred to as such on Schedule 2.1 or who has become a substituted Member pursuant to the terms of this Agreement and (ii) who has not ceased to be a Member.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

“Nonsolicitation Agreements” means the Nonsolicitation and Nondisclosure Agreements between the Company and each of the Belvedere Members, dated as of even date herewith.

“Nonrecourse Deductions” has the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

“Nonrecourse Liability” has the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Offer Notice” has the meaning set forth in Section 10.6(d)(iii) hereof.

“Offered Interests” has the meaning set forth in Section 10.6(d)(ii) hereof.

“Offered Securities” shall have the meaning set forth in Section 2.3(a) hereof.

“Officers” shall mean each of the individuals elected by the Board of Managers to serve as Officers of the Company in accordance with Section 5.7 hereof.

“Option Event” has the meaning set forth in Section 10.6(d) hereof.

“Option Notice” has the meaning set forth in Section 10.6(d)(ii) hereof.

“Option Period” has the meaning set forth in Section 10.6(d)(ii) hereof.

“Other Member” has the meaning set forth in Section 10.6(d)(ii) hereof.

“Percentage Interest” means, with respect to each Member, as of any date, the percentage set forth in the column entitled “Initial Percentage Interest” opposite each Member’s name on Schedule 2.1, subject to adjustment as set forth in this Agreement.

“Permitted Transferee” means, with respect to any Founding Member, (x) any spouse or issue of such Founding Member, or any trust solely for the benefit of such Founding Member, spouse or issue, and (y) upon such Founding Member’s death, any spouse or issue to whom Interests are transferred in accordance with the laws of descent and/or testamentary distribution.

“Person” or “person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

“Pre-Emptive Offer” shall have the meaning set forth in Section 2.3(a) hereof.

“President” means the President of the Company, including any interim President. The initial President shall be Claus Lund.

“Pro Rata Portion” has the meaning set forth in Section 10.6(d)(ii) hereof.

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall be subtracted from such taxable income or loss;

(iii) in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii), (iii), or (iv) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the Gross Asset Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such Company property differs from its Gross Asset Value;

(v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(vii) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3.2, Section 3.3 or Section 3.4 hereof shall not be taken into account in computing Profits or Losses.

“Pro Rata Share” shall have the meaning set forth in Section 2.3(a) hereof.

“Purchaser” shall mean any person other than a Permitted Transferee to whom all or any part of an Interest may be transferred.

“Purchase Price” shall mean the purchase price to be paid in accordance with Sections 10.4, 10.5 or 10.6 with respect to a Member’s Interest that is purchased pursuant to the provisions of Sections 10.4, 10.5 or 10.6, as applicable.

“Reconstitution Period” has the meaning set forth in Section 11.1(b) hereof.

“Refused Securities” has the meaning set forth in Section 2.3(c).

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such regulations are amended from time to time.

“Regulatory Allocations” has the meaning set forth in Section 3.4 hereof.

“Remaining Interests” has the meaning set forth in Section 10.6(d)(iii) hereof.

“Repurchase Date” has the meaning set forth in Section 10.6(e) hereof.

“Repurchase Notice” has the meaning set forth in Section 10.4(a) hereof.

“Second Offer Period” has the meaning set forth in Section 10.6(a) hereof.

“Securities Act” means the Securities Act of 1933, as amended.

“Spouse” has the meaning set forth in Section 10.5(a) hereof.

“Subsidiary” means any corporation, partnership, joint venture, limited liability company, association or other entity in which such Person owns, directly or indirectly, 50% or more of the outstanding equity securities or interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such entity.

“Taxing Authority” shall have the meaning set forth in Section 9.3(b) hereof.

“Tax Matters Partner” has the meaning set forth in Section 9.3(b) hereof.

“Terminating Member” means the Belvedere Member whose termination of employment gives rise to an Option Event.

“Third Party” shall mean any Person who is not a Member, a Manager, an Officer or an Affiliate of the Company or any Affiliate thereof.

“Transaction Documents” means the Certificate, this Agreement, the Employment Agreements, the Management Agreement and the Nonsolicitation Agreements.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate or otherwise dispose of.

“Unvested Interests” means Interests that are not Vested Interests.

“Vested Interests” means Interests that have vested in accordance with Schedule 2.1.

SECTION 16

MISCELLANEOUS

16.1 Notices.

Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be deemed to have been delivered, given, and received for all purposes (i) if delivered personally to the Person or to an officer of the Person to whom the same is directed, or (ii) when the same is actually received, if sent by certified mail, postage and charges prepaid, or by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter by overnight courier, registered or certified mail, postage and charges prepaid, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Board Managers (x) if to the Company, to the address determined pursuant to Section 1.4 hereof; (y) if to the Managers, to the address set forth in Schedule 5.1(b) hereto; and (z) if to a Member, to the address set forth in Schedule 2.1 hereto. Notice received after 5:00 P.M. (recipient’s time) or on a Saturday, Sunday or legal holiday shall be effective the next regular business day.

16.2 Binding Effect.

Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective successors, transferees, and permitted assigns.

16.3 Time.

In computing any period of time pursuant to this Agreement, the day of the act, event or default from which the designated period of time begins to run shall not be included, but the time shall begin to run on the next succeeding day. The last day of the period so computed shall be included, unless it is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is not a Saturday, Sunday or legal holiday.

16.4 Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

16.5 Severability.

Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

16.6 Variation of Terms.

All terms and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Person may require.

16.7 Governing Law.

The internal laws of the State of Delaware shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties arising hereunder.

16.8 Jurisdiction and Service of Process.

Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of California or of the United States of America for the Central District of California. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts with respect to this Agreement. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Schedule 2.1 hereof.

16.9 Enforcement.

Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

16.10 Counterpart Execution.

This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

16.11 Dispute Resolution.

(a) Any dispute, controversy or claim arising in connection with this Agreement shall be settled by binding arbitration if so requested by any Member of the Company pursuant to paragraph (b) below. The arbitration shall be conducted by three arbitrators, who shall be appointed pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration shall be held in Los Angeles, California and shall be conducted in accordance with the commercial arbitration rules of the AAA, except that the rules set forth in this Section 16.11 shall govern such arbitration to the extent they conflict with the rules of AAA.

(b) Upon written notice by a party to the other party of a request for arbitration hereunder, the parties shall use their best efforts to cause the arbitration to be conducted in an expeditious manner. All other procedural matters shall be within the discretion of the arbitrators. In the event a party fails to comply with the procedures in any arbitration in a manner deemed material by the arbitrators, the arbitrators shall fix a reasonable period of time for compliance and, if the party does not comply within said period, a remedy deemed just by the arbitrators, including an award of default, may be imposed.

(c) The determination of the arbitrators shall be final and binding on the parties. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties shall each be responsible for their own expenses in connection with such arbitration, including without limitation counsel fees and fees of experts; provided, however, that the parties shall share equally in the expense of the arbitrators and of the AAA; provided, further, that the foregoing shall not be in derogation of either party’s rights to recover expenses, liabilities and losses (including its share of the expense of arbitrators and AAA) under Section 7.2 hereof.

16.12 Partnership Intended Solely for Tax Purposes

The Members have formed the Company as a Delaware limited liability company under the Act, and do not intend to form a corporation or a general or limited partnership under Delaware or any other state law. The Members do not intend to be stockholders and/or partners in one another. The Members intend the Company be classified and treated as a partnership solely for federal and state income taxation purposes. Each member agrees to act consistently with the foregoing provisions of this Section 16.12 for all purposes, including, without limitation, for purposes of reporting the transactions contemplated herein to the Internal Revenue Service and all state and local taxing authorities.

16.13 Legal and Tax Advice

Each of the Belvedere Members acknowledges that (i) he has neither received nor relied upon any legal or tax advice from the Company or Holding or any affiliate of Holding or its legal or tax counsel, in connection with any matter, including but not limited to, this Agreement or any transactions relating to the Company or Belvedere Trust Mortgage Corporation, and (ii) he has relied upon his own legal and tax counsel for advice in connection therewith.

16.14 Expenses

Each party hereto shall pay its own expenses incident to this and the transactions contemplated hereunder, including all legal and accounting fees and disbursements, except that the Company shall reimburse (i) Anworth for all legal fees and expenses incurred by Anworth in connection with this Agreement and the transactions contemplated hereunder, and (ii) the legal fees and expenses incurred by the Belvedere Members in connection with this Agreement and the Transactions contemplated hereunder in an amount not to exceed $10,000 in the aggregate, upon presentation by the Belvedere Members of reasonably detailed invoices for such services.

16.15 Acknowledgment

The parties hereto agree and acknowledge that potential or actual conflicts of interest may exist in connection with the matters set forth in this Agreement. Such potential or actual conflicts of interest include but are not limited to (i) conflicts between the interests of Members in their capacities as such and their interests as officers or Managers of the Company, and (ii) conflicts of interests between the interests of Members in any of the foregoing capacities and their interests as officers, directors, stockholders and/or affiliates in any other entity, including, but not limited to, Holding and its parent, Anworth Mortgage Asset Corporation. Each Belvedere Member agrees to and does hereby fully and forever waive and release any and all claims of any type whatsoever that such Belvedere Member has, may have had or may have in the future arising from or related to any potential or actual conflict of interest that has arisen or may arise from any of the matters set forth in this Agreement, or from any of the transactions related hereto or thereto, and each Belvedere Member hereby covenants never to make any claim against any such party at any time regarding or related to any such actual or potential conflicts of interest.

*        *        *

IN WITNESS WHEREOF, the undersigned have executed and entered into this Agreement as of the Effective Date.

BT MANAGEMENT HOLDING CORPORATION

By:	/s/ Thad M. Brown
Name: Thad M. Brown
Title: Chief Financial Officer

/s/ Joseph Lloyd McAdams
JOSEPH LLOYD MCADAMS

/s/ Claus Lund
CLAUS LUND

/s/ Russell Thompson
RUSSELL THOMPSON

SCHEDULE 10.4

CALCULATION OF PURCHASE PRICE

The following definitions are used to calculate the Purchase Price of a Member’s interest to be repurchased by the Company pursuant to the provisions of Sections 10.4(a), 10.5(b) and 10.6(a)(ii)(B) or purchased by a Divorced Member pursuant to Section 10.5(a).

The “Purchase Price” for any or all of a Vested Interest, as of any day, shall be the product of (a) the Member’s Percentage Interest (in the case of a divorce, the Spouse’s Percentage Interest, in the case of a Bankruptcy Event, the Defaulting Member’s Percentage Interest and in the case of death or Disability, the Departing Member’s Percentage Interest) expressed as a fraction, times (b) the portion of such Member’s Vested Interest (or the Spouse’s Vested Interest) that is to be purchased expressed as a fraction, times (c) the average of the Company’s Net Operating Income for the two most recently completed calendar years immediately preceding the Notice Date (or Net Operating Income for the last calendar year if the Company has not operated for two calendar years prior to the Notice Date); provided, that, in the case of the death of a Member, the foregoing amount shall be multiplied by 2.5 times to determine the applicable Purchase Price.

For purposes hereof:

“Net Operating Income” means for the applicable period, an amount equal to the sum of the Company’s (i) net income (or loss)(before income taxes, but after deducting all other tax expenses of the Company, including but not limited to the California LLC gross receipts fee), as determined in accordance with generally accepted accounting principles, (ii) losses on the sale or other disposition of assets other than in the ordinary course of business, and (iii) extraordinary losses, minus (a) gains on the sale or disposition of assets other than in the ordinary course of business, and (b) extraordinary gains; and

“Notice Date” means the date of the Repurchase Notice or Divorcing Member Notice, as applicable, which relates to the purchase of a Vested Interest pursuant to Sections 10.4(a), 10.5(a), 10.5(b) or 10.6(a)(ii)(B).

MEMBERS